Exhibit 10.7

MEZZANINE LOAN AGREEMENT

Dated as of May 10, 2005

Among

PATRIOT MEZZ BORROWER #2, LLC

and

IHC MEZZ BORROWER #2, LLC,

collectively, as Borrower

and

JPMORGAN CHASE BANK, N.A.,

and

BEAR STEARNS COMMERCIAL MORTGAGE, INC.,

collectively, as Lender

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-ii-

SCHEDULES

Schedule 1.1	–	Ground Leases
Schedule 1.2	–	Pre-approved Qualified Franchisor
Schedule 1.3	–	Pre-approved Qualified Manager
Schedule 1.4	–	Properties – Allocated Loan Amounts
Schedule 4.1.1	–	Organizational Structure
Schedule 4.1.4	–	Litigation
Schedule 4.1.5	–	Material Agreements
Schedule 4.1.12	–	Condemnation
Schedule 4.1.17	–	Assessments
Schedule 4.1.20	–	Insurance Claims
Schedule 4.1.26	–	Rent Roll
Schedule 5.1.11	–	Smith Travel Research Report
Schedule 5.1.22	–	Minimum Capital Expenditures
Schedule 5.2.1	–	Permitted Brands
Schedule 5.2.10H	–	Permitted FF&E Financing
Schedule 7.1.1	–	Required Repairs – Deadlines for Completion
Schedule 9.6	–	Servicers
Schedule 10.24	–	Ratable Share for each Co-Lender

EXHIBITS

Exhibit A	–	Original Lehman Mortgage Borrowers
Exhibit B	–	Original Lehman Senior Mezzanine Borrowers
Exhibit C	–	Original Lehman Junior Mezzanine Borrowers
Exhibit D	–	Original Released Lehman Borrowers

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MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT, dated as of May 10, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made among JPMORGAN CHASE BANK, N.A., a national banking association, having an address at 270 Park Avenue, New York, New York 10017-2014 and BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation, having an address at 383 Madison Avenue, New York, New York 10179 (each, a “Co-Lender” and collectively, “Lender”), and PATRIOT MEZZ BORROWER #2, LLC and IHC MEZZ BORROWER #2, LLC, each having an address c/o Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 (each, an “Individual Borrower” and collectively, “Borrower”).

W I T N E S S E T H:

WHEREAS, LEHMAN ALI INC., a Delaware corporation, (“Lehman Mortgage Lender”), made a mortgage loan in the original principal amount of Two Hundred Eighty Million and No/100 Dollars ($280,000,000.00) (the “Lehman Mortgage Loan”) to those entities more particularly described on Exhibit “A” hereto (collectively, “Lehman Mortgage Borrower”) pursuant to that certain Loan Agreement, dated as of June 11, 2003, among Lehman Mortgage Lender and Lehman Mortgage Borrower (the “Lehman Mortgage Loan Agreement” as amended, supplemented or otherwise modified from time to time) and evidenced by that certain Promissory Note given by Lehman Mortgage Borrower to Lehman Mortgage Lender, dated as of June 11, 2003 (the “Lehman Mortgage Note” as amended, supplemented or otherwise modified from time to time), and secured by, among other things, the Lehman Mortgage (as hereinafter defined) by Lehman Mortgage Borrower, in favor of Lehman Mortgage Lender pursuant to which the Lehman Mortgage Borrower has granted to Lehman Mortgage Lender a first priority mortgage on, among other things, the real property and other collateral as more fully described in such Mortgage (collectively, the “Properties”); (together with the Lehman Mortgage Note and the Lehman Original Mortgage Loan Agreement, the “Original Lehman Mortgage Loan Documents”);

WHEREAS, LBREP Wyndham Mezzanine LLC, a Delaware limited liability (“Lehman Senior Mezzanine Lender”), made a mezzanine loan in the original principal amount of One Hundred Forty-Five Million and No/100 Dollars ($145,000,000.00) (the “Lehman Original Mezzanine Loan”) to those entities more particularly described on Exhibit “B” hereto (collectively, “Lehman Senior Mezzanine Borrower”), pursuant to that certain Mezzanine Loan Agreement, dated as of June 11, 2003, among Lehman Senior Mezzanine Lender and Lehman Senior Mezzanine Borrower (the “Original Mezzanine Loan Agreement” as amended, supplemented or otherwise modified from time to time) and evidenced by that certain Mezzanine Promissory Note given by Lehman Senior Mezzanine Borrower to Lehman Senior Mezzanine Lender, dated as of June 11, 2003 (the “Original Mezzanine Note” as amended, supplemented or otherwise modified from time to time) and further evidenced, secured or governed by other instruments and documents executed in connection with the Original Mezzanine Loan (together with the Original Mezzanine Note and the Original Mezzanine Loan Agreement, the “Original Lehman Mezzanine Loan Documents”);

WHEREAS, pursuant to (i) that certain First Amendment to Loan Agreement and Other Loan Documents dated as of July 10, 2003 between Lehman Mortgage Borrower and Lehman Mortgage Lender and (ii) that certain First Amendment to Loan Documents (Mezzanine Documents) dated as of July 10, 2003 between Lehman Senior Mezzanine Borrower and Lehman Senior Mezzanine Lender, the Lehman Mortgage Loan and the Lehman Original Mezzanine Loan were each resized such that $5,000,000.00 of the Lehman Mortgage Loan was reallocated to the Lehman Original Mezzanine Loan;

WHEREAS, pursuant to the terms of that certain Mezzanine Note Splitter and Severance Agreement dated November 23, 2003, the Original Mezzanine Note was severed into a separate and distinct senior mezzanine note in the original principal amount of $42,124,339.00 (the “Lehman Senior Mezzanine Loan”) and a separate and distinct junior mezzanine note in the original principal amount of $98,290,124.00 (the “Lehman Junior Mezzanine Loan”) and the Original Lehman Mezzanine Loan Documents were amended and restated in order to create the Lehman Senior Mezzanine Loan Documents (as more particularly defined herein) and the Lehman Junior Mezzanine Loan Documents (as more particularly defined herein);

WHEREAS, the terms of the Lehman Loans (as hereinafter defined) mature on July 8, 2006 and are locked out from prepayment by the respective Lehman Borrower prior to July 8, 2005;

WHEREAS, Borrower has requested Lender to make a loan to it in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00) (the “Loan”); and

WHEREAS, Patriot Mezz Owner #2, LLC and IHC Mezz Owner #2, LLC (collectively, “Lehman Cushion Entity”) are the legal and beneficial owners of all the membership interests in Lehman Junior Mezzanine Borrower;

WHEREAS, Borrower is the direct legal and beneficial owner of all of the membership interests in Lehman Cushion Entity;

WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Pledge and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Collateral (as defined in the Pledge Agreement) as collateral security for the Debt (as defined below).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Bank” shall mean a bank or other financial institution which (a) has a long term unsecured debt rating of at least “A” (or its equivalent) by each of the Rating Agencies, which rating shall not include a “t” or otherwise reflect a termination risk or (b) is otherwise acceptable to the Rating Agencies. Notwithstanding the foregoing, JPMorgan Chase Bank, N.A. shall be an Acceptable Bank from and after the occurrence of a Securitization.

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that (a) has and shall maintain (or who has a guarantor of its obligations as counterparty which has and shall maintain), until the expiration of the applicable Interest Rate Cap Agreement a long-term unsecured debt rating of at least “A” (or its equivalent) by each of the Rating Agencies, which rating shall not include a “t” or otherwise reflect a termination risk or (b) is otherwise acceptable to the Rating Agencies; provided, however, if the Acceptable Counterparty has a long-term unsecured debt rating of at least “AAA” by S&P (or its equivalent by Moody’s), no additional rating shall be required by Fitch if Fitch is one of the Rating Agencies rating the Securities.

“Actual Amount” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Adjusted Release Amount” shall mean, for each Individual Property, one hundred twenty percent (120%) of the Release Amount for such Individual Property.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or executive officer of such Person or of an Affiliate of such Person.

“Affiliated Franchisor” shall mean any Franchisor which is an Affiliate of Lehman Borrowers, Lehman Cushion Entity, Borrower or Guarantor.

“Affiliated Loans” shall mean a loan made by Lender to an Affiliate of Borrower or Guarantor.

“Affiliated Manager” shall mean any Manager which is an Affiliate of Lehman Mortgage Borrower, Lehman Cushion Entity, Borrower or Guarantor.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by the Lehman Mortgage Borrower for the applicable Fiscal Year or other period, a copy of which has been provided to Lender.

“Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Applicable Month” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Assumed Note Rate” shall have the meaning set forth in Section 2.4.1 hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for such period: (a) Taxes, (b) Insurance Premiums and (c) Ground Rents.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or the place of business of any Servicer are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including, without limitation, expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Properties to the extent that such expenses are actually incurred by Lehman Mortgage Borrower minus any payments into the Tax and Insurance Escrow Fund.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Collateral” shall mean the “Pledged Collateral” as defined in the Pledge Agreement and shall also include the Reserve Funds, if any, and all other security interests granted to Lender under the Loan Documents.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Commitment Letter” shall have the meaning set forth in Section 10.22 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, among each Individual Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement Bear Stearns Financial Products Inc. and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Applicable Interest Rate.

“Determination Date” shall mean the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Disapproved Budget Category” shall have the meaning set forth in Section 5.1.11(d).

“Disclosure Document” shall mean a private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean, for each Individual Property, that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in Section 5.2.10(g) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess” shall have the meaning set forth in Section 7.3.1(b) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exit Fee” shall mean two percent (2%) of the principal amount of the Loan being prepaid for any prepayment made on or prior to October 1, 2005.

“Extended Maturity Date” shall have the meaning set forth in Section 2.7 hereof.

“Extension Option” shall have the meaning set forth in Section 2.7 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FF&E” shall mean all fixtures, furniture, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the Improvements), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of the Improvements in accordance with this Agreement and the Lehman Mortgage Loan Agreement, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel, spa and casino equipment necessary for the operation of any portion of the Improvements, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space, spa, casino and recreational facilities, and (iii) all other furnishings and equipment as the applicable Lehman Mortgage Borrower or Manager deems necessary or desirable for the operation of the Improvements in accordance with the Mortgage Loan Agreement.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.

“Franchise Agreement” shall have the meaning set forth in the Lehman Mortgage Loan Agreement, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the applicable Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall have the meaning set forth in the Lehman Mortgage Loan Agreement, or, if the context requires, a Qualified Franchisor.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, revenue and proceeds computed in accordance with GAAP and the Uniform System of Accounts and derived by Lehman Cushion Entity, Lehman Borrowers, Borrower or Manager from the use, occupancy or enjoyment of the Properties, or any part thereof, or received by Lehman Cushion Entity, Lehman Borrowers, Borrower or Manager from the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the Properties operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including net parking revenue and net casino wins; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Properties even though rendered outside of the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (d) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Properties; (2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Lehman Borrowers, Lehman Cushion Entity, Borrower or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Properties operation; (4) federal, state, commonwealth and municipal excise, sales, use, occupancy and other taxes collected directly from patrons or guests of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards; (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Properties employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) payments made to Borrower, Lehman Borrowers and Lehman Cushion Entity pursuant to the Interest Rate Cap Agreement and payments made to Lehman Borrowers under any interest rate cap agreements entered into in connection with the Lehman Loans, and (12) all income and proceeds from judgments, settlements and other resolutions of disputes, except to the extent payable on account of or in lieu of items otherwise includable in Gross Income from Operations.

“Gross Revenue Percentage Increase” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Ground Lease” shall mean, the collectively, those certain leases described on Schedule 1.1 hereof.

“Guarantor” shall mean Wyndham International, Inc.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person for borrowed money including indebtedness in the form of mezzanine debt and in the form of preferred equity if such preferred equity is treated as debt under GAAP; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of an Individual Borrower), officer, employee, partner, member, trustee, attorney or counsel of Borrower, Lehman Cushion Entity, Lehman Borrowers or any Affiliate of any of them; (b) a creditor, customer (other than as a hotel guest or patron), supplier or other person who derives any of its income or revenues from its activities with Borrower, Lehman Cushion Entity, Lehman Borrowers or any Affiliate of either of them (other than the receipt of fees for serving as an Independent Director or Manager); (c) a Person Controlling or under common Control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other Person. A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director or Independent Manager if such individual is an Independent Director or Independent Manager provided by a nationally-recognized company that provides professional independent directors or managers (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or independent manager of a “special purpose entity” affiliated with a Borrower shall not be disqualified from serving as an Independent Director or Independent Manager if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as independent director of affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Except as set forth in (a) above, notwithstanding the immediately preceding sentence, an Independent Director or Independent Manager may not simultaneously serve as Independent Director or Independent Manager of a Borrower and also as an independent director or independent manager of a special purpose entity that owns a direct or indirect equity interest in such Borrower, or a direct or indirect interest in any co-borrower with such Borrower.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Lehman Mortgage Borrower and encumbered by the applicable Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of such Mortgage and referred to therein as the “Property”.

“Initial Maturity Date” shall mean July 31, 2005.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Akin Gump Strauss Hauer & Feld LLP or another firm reasonably acceptable to Lender in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Interest Period” shall mean the period from the ninth (9th) day of each month through and including the eighth (8th) day of the immediately following month; provided that the first Interest Period hereunder shall commence on and include the date that principal is advanced hereunder and shall end on and include the eighth (8th) day of the month immediately following the month in which the Closing Date occurs.

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Collateral, the Lehman Borrowers, Lehman Cushion Entity, or any Individual Property or any part thereof, or which are applicable to Borrower, the Collateral, the Lehman Borrowers and Lehman Cushion Entity, or the construction, use, alteration or operation of any Individual Property, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all material covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Lehman Borrowers, Lehman Cushion Entity, the Collateral or the Properties or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Properties or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lehman Borrowers” shall mean, collectively, the Lehman Mortgage Borrower, the Lehman Senior Mezzanine Borrower and the Lehman Junior Mezzanine Borrower.

“Lehman Cushion Entity” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Guaranty” shall mean, collectively, those certain Guaranty of Recourse Obligations of Borrowers given by Guarantor for the benefit of the Lehman Lenders in connection with the Lehman Loans.

“Lehman Junior Mezzanine Borrower” shall have the meaning set forth on Exhibit “C” hereto.

“Lehman Junior Mezzanine Lender” shall mean LBREP Wyndham Mezzanine LLC, a Delaware limited liability company.

“Lehman Junior Mezzanine Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Junior Mezzanine Loan Agreement” shall have the meaning set forth on Exhibit “C” hereto.

“Lehman Lenders” shall mean, collectively Lehman Mortgage Lender, Lehman Senior Mezzanine Lender and Lehman Junior Mezzanine Lender.

“Lehman Loan Agreement” shall mean, collectively the Lehman Mortgage Loan Agreement, the Lehman Senior Mezzanine Loan Agreement and the Lehman Junior Mezzanine Loan Agreement.

“Lehman Loan Default” shall mean an “Event of Default” under any of the Lehman Loans.

“Lehman Loan Documents” shall mean any and all of the agreements, documents and instruments executed and delivered in connection with the Lehman Loans, as the same have been amended, severed and restated.

“Lehman Loans” shall mean collectively, the Lehman Mortgage Loan, the Lehman Senior Mezzanine Loan and the Lehman Junior Mezzanine Loan.

“Lehman Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Mortgage Lender” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Mortgage Loan Documents” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Mortgage Note” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Senior Mezzanine Borrower” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Senior Mezzanine Lender” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Senior Mezzanine Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Lehman Senior Mezzanine Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Lender, which Letter of Credit (a) shall be issued in favor of Lender, (b) shall be either an evergreen letter of credit or one which has an initial expiration date not earlier than one (1) year from the date of its issuance, (c) shall entitle Lender to draw thereon in New York, New York, and (d) shall be issued by a domestic Acceptable Bank or the U.S. agency or branch of a foreign Acceptable Bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively, absent manifest error, by Lender or its agent.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Licenses” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Lehman Borrowers, Lehman Cushion Entity, the Collateral, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the O&M Agreement, the Subordination of Management Agreement, the Guaranty, the Collateral Assignment of Interest Rate Cap Agreement and all other documents executed and/or delivered in connection with the Loan.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Losses” shall have the meaning set forth in Section 9.4(b) hereof.

“Management Agreement” shall mean, with respect to each Individual Property, the management agreement entered into by and between the applicable Lehman Mortgage Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the applicable Replacement Management Agreement.

“Manager” shall mean Wyndham International, Inc. (or any of its Affiliates), or, if the context requires, a Qualified Manager who is managing the Properties in accordance with the terms and provisions of this Agreement.

“Material Lease” shall mean a Lease demising in excess of 2,500 square feet or for parking operations and/or facilities.

“Maturity Date” shall mean the Initial Maturity Date or, if the Mortgage Loan does not close for any reason, July 8, 2006 unless extended pursuant to Section 2.7 hereof, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Entities” shall have the meaning set forth in Section 5.2.10(f)(iii)(L) hereof.

“Minimum Aggregate Cap Ex Amount” shall mean $17,000,000, as such amount may be reduced in accordance with the provisions of Section 5.1.22(c) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Loan” shall mean that certain mortgage loan in the amount of $171,000,000.00 to be made by Lender to Affiliates of Borrower pursuant to the terms and conditions of the Commitment Letter.

“Mortgage Loan Closing Date” shall mean the date of the funding of the Mortgage Loan pursuant to the terms and conditions of the Commitment Letter.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Lehman Mortgage Loan Agreement.

“Net Cash Flow” shall mean, with respect to the applicable Properties, the amount obtained by subtracting Operating Expenses and payments to the Replacement Reserve Fund from Gross Income from Operations during the trailing twelve (12) month period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of the Lehman Borrowers or Lehman Cushion Entity in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Lender’s and/or Lehman Lender’s (and/or, except with respect to clause (vi) below, Lehman Mortgage Borrower’s) reasonable costs incurred in connection with the recovery thereof, (ii) the costs incurred by Lehman Mortgage Borrower in connection with a restoration of all or any portion of the Properties made in accordance with the Lehman Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Lehman Mortgage Loan Documents to Lehman Mortgage Lender or otherwise applied pursuant to the Lehman Mortgage Loan Documents, (iv) in the case of a foreclosure sale, disposition or Transfer of any Individual Property in connection with realization thereon following an Event of Default under the Lehman Mortgage Loan Agreement, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such reasonable costs and expenses incurred by Lehman Mortgage Lender under the Lehman Mortgage Loan Documents as Lehman Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Lehman Mortgage Loan Documents and (vi) in the case of a refinancing of the Lehman Mortgage Loan, such reasonable costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lehman Mortgage Lender.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Net Proceeds Deficiency” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“New Mezzanine Borrower” shall have the meaning set forth in Section 5.1.33 hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 5.1.33 hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean, with respect to each Individual Property, that certain Operations and Maintenance Agreement, dated as of the date hereof, between Borrower, Lehman Cushion Entity and Lehman Lender given in connection with the Lehman Loans, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by an Individual Borrower which is signed by an authorized senior officer of the general partner or managing member of such Individual Borrower.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Properties, computed in accordance with GAAP and the Uniform System of Accounts, that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, franchise and management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, ground rents, and other similar costs, but excluding depreciation and similar non-cash items, Debt Service, Capital Expenditures and contributions to the Reserve Funds and Mortgage Loan Reserve Funds.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall have the meaning set forth in the Lehman Loan Agreement.

“Payment Date” shall mean the ninth (9th) day of each month, or if such day is not a Business Day, the immediately succeeding Business Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by the Lehman Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies (including matters for which affirmative coverage has been provided) relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes or Other Charges not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with the terms of the Lehman Mortgage Loan Agreement and this Agreement, (d) any and all easements, licenses, covenants, restrictions or other agreements which may hereafter be granted by Lehman Mortgage Borrower in accordance with the terms hereof, (e) rights of existing and future tenants, licensees and concessionaires only, pursuant to Leases in effect as of the date of this Agreement or entered into in accordance with the terms hereof, (f) any lien or security interest expressly permitted by the terms of the Lehman Mortgage Loan Agreement, (g) all Liens of record for which the underlying indebtedness or obligations secured by such Liens have been paid or discharged and which Liens have been insured against under the Title Policies by omission of such Liens from Schedule B thereto and with respect to which the applicable Lehman Mortgage Borrower or Borrower is using commercially reasonable efforts to discharge, and (h) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business

Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system-wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Pledgor” shall have the meaning as set forth in the Pledge Agreement.

“Policy” or “Policies” shall have the meaning specified in the Mortgage Loan Agreement.

“Prepayment Release Date” shall mean July 9, 2006.

“Prepayment Spread Maintenance Payment” shall mean, with respect to any repayment of any principal amount of the Loan on or prior to the Prepayment Release Date, a payment to Lender in an amount equal to the sum of the present values of each future installment of interest that would be payable under the Loan on the principal amount of the Loan being prepaid from the date of such prepayment through and including the Payment Date occurring in July, 2006 (without duplication for any interest paid to Lender in connection with such repayment in accordance with the terms of this Agreement), assuming an interest rate equal to the difference between (a) the Applicable Interest Rate in effect as of the date of such prepayment (taking into account the effect of any floors on such Applicable Interest Rate) and (b) LIBOR in effect as of the date of such prepayment, such future installments of interest to be discounted at an interest rate per annum equal to the Reinvestment Yield.

“Prime Rate” shall mean the annual rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If JPMorgan Chase Bank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of the Lehman Mortgage Loan Agreement.

“Provided Information” shall mean any and all financial and other written information provided to Lender at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, the Collateral, Lehman Cushion Entity, Lehman Borrowers, Guarantor, Manager, Borrower and/or Franchisor.

“Public Company” shall mean a corporation or other Person whose (i) stock or ownership interests or (ii) depository receipts or their equivalent are publicly traded on a nationally recognized stock exchange, including, without limitation, NASDAQ or on the leading recognized stock exchange in Spain, Germany, Italy, Canada, France, Tokyo, Australia, Singapore, England or Hong Kong, or in another country which requires companies publicly traded on such leading exchange to provide public information reasonably comparable to that required in the United States.

“Qualified Franchisor” shall mean an entity (a) appearing on Schedule 1.2 attached hereto or (b) an entity that has a national reservation system or global distribution system and which, together with any Affiliates of such entity, franchises at least twenty-five (25)

full service upscale and upper upscale urban and resort hotel properties in the United States, provided, that, if such Person is an Affiliate of Borrower, Lehman Borrowers or Lehman Cushion Entity, Borrower shall have obtained an Additional Insolvency Opinion. For purposes of clause (b) of this definition, the term “Affiliate” shall mean, with respect to any Person, any other Person that (i) Controls and (ii) owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in such Person.

“Qualified Manager” shall mean (a) Wyndham International, Inc. or an Affiliate thereof, (b) an entity appearing on Schedule 1.3 attached hereto or (c) an entity that, together with any Affiliates of such entity, operates or manages at least twenty-five (25) full service upscale and upper upscale urban and resort hotel properties in the United States, provided, that, if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion. For purposes of clause (c) of this definition, the term “Affiliate” shall mean, with respect to any Person, any other Person that (i) Controls and (ii) owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in such Person.

“Qualified Transferee” shall mean any one of the following Persons:

(a) a pension fund, pension trust or pension account that (i) has total real estate assets of at least $1 billion or (ii) has total real estate assets of at least $500 million that are managed by a Person who controls or manages at least $1 billion of real estate equity assets; or

(b) a pension fund advisor who (i) immediately prior to such transfer, controls or manages at least $1 billion of real estate equity assets and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition; or

(c) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (i) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500 million and (ii) who, immediately prior to such transfer, controls real estate equity assets of at least $1 billion; or

(d) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $500 million and (ii) who, immediately prior to such transfer, controls real estate equity assets of at least $1 billion; or

(e) a newly formed real estate fund that has not yet made any acquisitions but otherwise has committed capital of at least $1 billion;

(f) any Person who (i) has a long-term unsecured debt rating from the Rating Agencies of at least investment grade, or (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer of at least $500 million and immediately prior to such transfer controls, together with its affiliates, real estate equity assets of at least $1 billion; or

(g) an entity appearing on Schedule 1.9 attached hereto, provided that, in each case, such entity is not then subject to a Bankruptcy Action.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan, or any portion thereof, based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan.

“Rating Agencies” shall mean, prior to the initial Securitization of the Loan or any portion thereof, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the Securitization of the Loan or any portion thereof, shall mean only those of the foregoing that have rated any of the Securities in connection with any such Securitization.

“Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” during the second full week preceding the date of which the applicable Prepayment Spread Maintenance Payment is payable, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Prepayment Release Date. In the event Release H.15 is no longer published, Lender shall reasonably select a comparable publication to determine the Reinvestment Yield.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule 1.4 hereto, as the same may be reduced pursuant to Section 2.4.2.

“Rents” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Replacement Franchise Agreement” shall mean, collectively, (a) either (i) a franchise or license agreement with a Qualified Franchisor substantially in the same form and substance as the applicable Franchise Agreement, or (ii) a franchise or license agreement with a Qualified Franchisor, which franchise or license agreement shall be reasonably acceptable to Lender in form and substance, and (b) a comfort letter substantially in the form of the comfort letter delivered to Lender in connection with the 8 Property Mortgage Loan (or in such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Franchisor at Borrower’s expense.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms substantially the same as the Interest Rate Cap Agreement except that the same shall be effective in connection with an extension of the terms of the Loan as required by Section 2.7(c) hereof or the replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the applicable Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, and (b) a subordination of management agreement and fees substantially in the form of the Subordination of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Lehman Cushion Entity, Borrower, and such Qualified Manager at Borrower’s expense.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, and any other escrow fund established pursuant to this Agreement.

“Restoration” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Restricted Party” shall mean, collectively (a) Lehman Borrowers, Lehman Cushion Entity, Guarantor, Affiliated Manager or Borrower and (b) any shareholder, partner, member, non-member manager, or direct or indirect legal or beneficial owner of, Lehman Brothers, Lehman Cushion Entity, Guarantor, Affiliated Manager, non-member manager or Borrower.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Shortfall” shall have the meaning set forth in Section 7.3.1(b) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership, general partnership or limited liability company which at all relevant times on and after the date hereof:

(a) is organized solely for the purpose of (i) acquiring, owning, holding, selling, transferring, and exchanging the Collateral, entering into the Loan Documents, refinancing the Collateral in connection with a permitted repayment of the Loan, and transacting lawful business that is incident and appropriate thereto; or (ii) acting as a general partner of the general or limited partnership that owns the Properties or an Individual Property or managing member of the limited liability company that owns the Properties and transacting lawful business that is incident and appropriate thereto;

(b) is not engaged and will not engage in any business unrelated to (i) the ownership, management or operation of the Collateral and transacting lawful business that is incident and appropriate thereto (ii) acting as general partner of the general or limited partnership that owns the Properties or an Individual Property or (iii) acting as a managing member of a limited liability company that owns the Properties or an Individual Property, as applicable;

(c) does not have and will not have any assets other than those related to the Collateral and personal property necessary or incidental to its ownership of the Collateral or its partnership interest in the general or limited partnership or the member interest in the limited liability company that owns the Properties or an Individual Property or acts as the general partner or managing member thereof, as applicable;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of all or substantially all of its partnership or membership interests (if such entity is a general partner in a general or limited partnership or a managing member in a limited liability company) or amendment of its partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited or general partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company with more than one (1) member, has at least one (1) member that is a Special Purpose Entity that has at least two (2) Independent Directors or two (2) Independent Managers and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) if such entity is a limited liability company with only one (1) member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two (2) Independent Managers shall have participated in such vote and (iii) at least two (2) springing members, one (1) of which will become the non-managing member of such entity (which may have a zero economic interest) upon the dissolution of the existing non-managing member;

(i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of Borrower or an Individual Borrower (as applicable) except as expressly permitted by the Loan Documents; (C) engage in any other business activity not permitted by (a) and (b) above, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due (except for debts and liabilities being contested in good faith in accordance with the terms of the Loan Documents, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require its shareholders, partners or members to make capital contributions to such entity;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns separate from those of any other Person, except to the extent that it is required to file consolidated tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) other than as provided in a cash management agreement provided for in a loan document with another institutional lender which will no longer be in effect on or prior to making the Loan and, (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name owned by it or in which it has rights or in a name franchised or licensed to it by an entity other than an Affiliate or if by an Affiliate that is a Franchisor or Manager or otherwise permitted hereunder, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower or an Individual Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity and provided such assets are listed on its own balance sheet;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) has had no indebtedness other than that permitted pursuant to the loan documents with other institutional lenders which have been or will be paid off on or prior to making the Loan, and will have no Indebtedness other than the Loan;

(u) has not (with respect to any assumption, guaranty, obligation or holding out which remains outstanding) and, except in connection with the Loan, will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person or pledge its assets for the benefit of any other Person, except as permitted pursuant to this Agreement;

(v) except for its interests in the Lehman Cushion Entity or the Lehman Borrowers, as applicable, does not hold and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name or the name under which it is conducting business as permitted hereunder. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged (which pledge remains outstanding) and, except pursuant to the Loan Documents, will not pledge its assets to secure the obligations of any other Person;

(z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name owned by it or in which it has rights, or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower (or if by an Affiliate that is a Franchisor or is otherwise permitted hereunder) and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower or an Individual Borrower;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) except loans to any Person or evidence of indebtedness issued by any other Person as contemplated or permitted by any loan document with other institutional lenders which have been or will be paid off on or prior to making the Loan or as permitted by the Loan Documents, has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) except for capital contributions and capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party which transactions, by definition, shall include those (1) in connection with or required by this Agreement, and (2) the Management Agreement and the Franchise Agreement, or any predecessor thereto;

(ee) does not have any outstanding obligation to and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg) except for obligations guaranteed by any Affiliate as permitted by any loan document with other institutional lenders which have been or will be paid off on or prior to making the Loan or except for the Loan or as permitted by the Loan Documents, does not and will not have any of its obligations guaranteed by any Affiliate;

(hh) except for its ownership interest in any Lehman Borrower or Lehman Cushion Entity, will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or otherwise) or own equity interests in any other entity; and

(ii) has complied and will comply with all of the terms and provisions contained in its organizational documents and the statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Spread” shall mean five and seventy-five one-hundredths of one percent (5.75%).

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean five and fifty one hundredths percent (5.50%).

“Subject Month” shall have the meaning set forth in Section 7.3.1(b) hereof.

“Subordination of Management Agreement” shall mean that certain Subordination of Management Agreement, dated as of the date hereof, among Lender, Borrower, and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Title Insurance Policies” shall have the meaning set forth in the Lehman Mortgage Loan Agreement.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(f)(iii)(B) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable States in which perfection of a security interest in the Collateral is made.

“UCC Financing Statements” shall mean the UCC financing statement executed in connection with the Pledge Agreement and the other Loan Documents and filed in the applicable filing offices.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in form reasonably acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral.

“Unavoidable Delays” shall mean delays due to acts of God, government restrictions, stays, judgments, orders, decrees, enemy actions, acts of terrorism, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials, or other causes beyond the reasonable control of Borrower; provided that the lack or insufficiency of funds shall not constitute an Unavoidable Delay.

“Uncontrollable Expenses” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for Hotels as in effect from time to time as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Variable Expenses” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Wyndham” shall mean Wyndham International, Inc. and its successors and permitted assigns.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Wherever a representation, warranty or certificate is based upon the knowledge of any Borrower, the knowledge of each Borrower shall be imputed to each other Borrower. Terms used herein but defined in the Lehman Mortgage Loan Agreement shall have the meaning set forth in the Lehman Loan Agreement as of the Closing Date, notwithstanding any subsequent amendment of the Lehman Loan Agreement to such defined terms unless Lender shall have consented to such amendment.

II. GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Pledges and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) pay costs and expenses incurred in connection with the closing of the Loan, and (b) retain the balance, if any, or make distributions to its equity owners.

Section 2.2. Interest Rate.

2.2.1 Interest Generally Interest on the outstanding principal balance of the Loan shall accrue from (and including) the Closing Date to the last day of the Interest Period immediately preceding the Maturity Date at the Applicable Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the immediately preceding Interest Period. On or prior to the first (1st) day of the month in which any Payment Date occurs (other than the Payment Date occurring in the month immediately following the Closing Date), Lender shall provide to Borrower a statement setting forth the amount of such accrued interest.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3 Determination of Interest Rate. (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3 (c) or (f).

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) or any other jurisdiction. If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder (and such Foreign Taxes are not a result of activities of Lender unrelated to the Loan or Borrower), the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such non-excluded Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence provided, however, in the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof upon request Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower (i) two duly completed copies of United State Internal Revenue Service Form W-8BEN or W-8EC1 or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI or Form W-9 pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of the said letter and W-8BEN or W-8ECI or Form W-9, or successor applicable forms, or other matter of certification, as the case may be, on or before the date that any such letter or form expires (which in the case of the Form W-8SECI, is the last day of each U.S. taxable year of the non-U.S. entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BENM or W-8ECI that such entity is to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering to any such letter or form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and in the case of a Form W-9, and establishing an exemption from United State backup withholding tax. Notwithstanding the foregoing, if such entity fails to provide a duly completed Form W-8BEN or W-8SECI or other applicable form and, under applicable law, in order to avoid liability for Foreign Taxes, and Borrower is required to withhold on payments made to such entity that has failed to provide the applicable form, Borrower shall be entitled to withhold the appropriate amount of Foreign Taxes. In such event, Borrower shall promptly provide to such entity evidence of payment of such Foreign Taxes to the appropriate taxing authority and shall promptly forward to such entity any official tax receipts or other documentation with respect to the payment of the Foreign Taxes as may be issued by the taxing authority.

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, within ten (10) days of Lender’s written demand therefor, any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Upon written request from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and calculation substantiating the Prime Rate Loan and any additional costs by Lender in making the conversion. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall, if the Loan is a LIBOR Loan, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall, if the Loan is a LIBOR Loan, hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than thirty (30) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless (without duplication) from any loss or expense which Lender sustains or incurs as a consequence of (i) any Event of Default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Payment Date or (B) is a Payment Date but Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, illegal acts, gross negligence or bad faith. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error or (ii) any earlier date provided that Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its sole but good faith discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Protection Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty during a Cash Sweep Period to deposit with Lender any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Collateral is transferred by a secured party foreclosure sale or transfer in lieu thereof, (iv) shall be for a period expiring on August 9, 2007 (or for such longer period if the Maturity Date for the Loan extends beyond such date), and (v) shall at all times have a notional amount equal to not less than the outstanding principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments during a Cash Sweep Period be paid directly to Lender) and shall notify the Counterparty of such assignment. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Agreement shall terminate and Lender shall promptly execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Counterparty of such release.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited during a Cash Sweep Period immediately with Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that the Counterparty is no longer an Acceptable Counterparty (unless there is a guarantor of its obligations as Counterparty, and then as to such guarantor) by any Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of written notice from Lender of such downgrade, withdrawal or qualification.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender a resolution or consent, as applicable, of the Counterparty authorizing the delivery of the Interest Rate Cap Agreement reasonably acceptable to Lender and an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation or incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3. Loan Payment.

2.3.1 Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including June 8, 2005, and (b) on each Payment Date commencing on July 9, 2005 and on each Payment Date thereafter up to and including the Initial Maturity Date, interest only on the outstanding principal balance of Loan for the Interest Period immediately preceding such Payment Date, through the Interest Period immediately preceding the Initial Maturity Date, and (c) during the term of any Extension Option, a monthly payment on each Payment Date of interest only on the outstanding principal balance of the Loan for the Interest Period immediately preceding such Payment Date. Payments under the Loan shall be applied first to interest due for the related Interest Period at the Applicable Interest Rate and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and/or unpaid interest through and including the last day of the Interest Period immediately preceding the Maturity Date and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, for purposes of payment only (and not for the calculation of interest), if the Maturity Date is not a Business Day, the Maturity Date shall be deemed to be the immediately preceding Business Day.

2.3.3 Late Payment Charge. Except as provided in Section 2.6.3 hereof, if any regularly scheduled payment of Debt Service (other than any payment due on the Maturity Date) is not paid by Borrower on or before the date such payment is due, (other than any payment due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4. Prepayments.

2.4.1 Voluntary Prepayments. Borrower may prepay the Loan in whole or in part, provided that (i) no Event of Default shall have occurred and be continuing; (ii) Borrower gives Lender not less than ten (10) Business Days prior written notice of the amount of the Loan that Borrower intends to prepay; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately preceding such Payment Date; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, the Breakage Costs (if any and without duplication of costs covered by payments made pursuant to this Section 2.4) and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; (C) if such prepayment is made on or prior to the Prepayment Release Date, the Prepayment Spread Maintenance Payment; (D) if such payment is made on or prior to October 1, 2005, the Prepayment Spread Maintenance Payment and the Exit Fee, provided, that the Exit Fee shall not be due and payable if such prepayment is made in connection with the closing of the Mortgage Loan or if the Mortgage Loan did not close as a result of Lender’s default under the Commitment Letter (except with respect to both the Prepayment Spread Maintenance Payment and Exit Fee as otherwise provided in Section 2.4.2 hereof); and (E) the origination fee due under Commitment Letter, provided, that the origination fee shall not be due and payable if the Mortgage Loan did not close as a result of Lender’s default under the Commitment Letter. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date; provided, however, Borrower shall have the right to postpone such prepayment upon written notice to Lender on the date immediately prior to the date such prepayment is due so long as Borrower pays Lender and/or Servicer all costs and expenses incurred by Lender or Servicer in connection with such postponement. In the event that any prepayment occurs prior to the applicable Determination Date it may be impossible for Borrower and Lender to calculate with certainty the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs. Accordingly, in the event that the Debt is prepaid prior to the Determination Date applicable to the Interest Period in which such prepayment occurs, the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs shall be calculated based on an interest rate (the “Assumed Note Rate”) equal to the sum of (i) LIBOR for the Interest Period prior to the Interest Period in which such prepayment occurs, plus (ii) the Spread, plus (iii) one percent (1.00%). Thereafter, on the Determination Date applicable to the Interest Period in which such prepayment occurs, Lender shall determine the Applicable Interest Rate as if such prepayment had not occurred. If it is determined by Lender that the Applicable Interest Rate for the Interest Period in which such prepayment occurs is less than the Assumed Note Rate, Lender shall promptly refund to Borrower, without interest, an amount equal to the difference between the interest paid by Borrower for the Interest Period in which such prepayment occurs calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Applicable Interest Rate. Alternatively, in the event that it is determined that the actual Applicable Interest Rate applicable to the Interest Period in which such prepayment occurs is greater than the Assumed Note Rate, Borrower shall promptly pay to Lender, without additional interest or other late charges or penalties (and in no event later than the fifteen (15th) day of the month in which such prepayment occurs), an amount equal to the difference between the interest paid by Borrower for the Interest Period in which such prepayment occurs on the prepaid amount calculated at the Assumed Note Rate and the amount of interest for said Interest Period calculated at the actual Applicable Interest Rate.

2.4.2 Liquidation Events; Mandatory Prepayments. (a) In the event of (i) any Casualty to all or any portion of the Properties or any material portion of any Individual Property thereof, (ii) any Condemnation of all or any portion of the Properties or any material portion of any Individual Property thereof, (iii) a Transfer of any Individual Property in connection with realization thereon by Lehman Mortgage Lender following a Lehman Mortgage Loan Default, including without limitation a foreclosure sale, (iv) any refinancing of any Individual Property or the Lehman Mortgage Loan other than the closing of the Mortgage Loan, (v) the receipt by Lehman Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Lehman Mortgage Borrower to cure any title defect or (vi) the receipt by Lehman Mortgage Borrower of any excess proceeds realized pursuant to a lawsuit, claim or other proceeding brought to enforce its rights under a warranty deed after application of such proceeds by Lehman Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be paid directly to Lender to be applied in accordance with the terms of this Agreement. On each date on which Lender actually receives a distribution of Net

Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through and including the Interest Period related to the next Payment Date and any Prepayment Spread Maintenance Payment and the Exit Fee, if applicable. The Release Amount with respect to such Individual Property shall be reduced in an amount equal to the principal portion of such prepayment (provided, however, no reallocation of Release Amounts shall occur). Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be deposited with Lender and applied in accordance with the terms of this Agreement. Notwithstanding the foregoing, any Net Liquidation Proceeds After Debt Service related to a Liquidation Event described in clauses (i) or (ii) above shall be applied to the outstanding principal balance of the Loan in an amount not to exceed the related Adjusted Release Amount for the applicable affected Individual Property or Properties and provided (x) no Cash Sweep Period is then in effect and (y) no Event of Default has occurred and is continuing any Net Liquidation Proceeds After Debt Service in excess of such Adjusted Release Amount shall be paid to Borrower. Any prepayment received by Lender pursuant to this Section 2.4.2(a) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Any transfer or refinancing of an Individual Property that results in a release of such Individual Property (or a release of Lehman Mortgage Borrower’s obligations in respect of such Individual Property) in accordance with the terms of Section 2.5.2 shall not be deemed a Liquidation Event for purposes of this Agreement.

(b) Borrower shall promptly notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of any Individual Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Lehman Mortgage Loan or Transfer of the Properties set forth in this Agreement and the other Loan Documents.

(c) If any Individual Property or Lehman Mortgage Borrower’s interests therein or Borrower’s direct or indirect interests in Lehman Cushion Entity and Lehman Borrowers are sold, transferred or otherwise disposed of, voluntarily or involuntarily (other than in accordance with the terms of this Agreement) or if the Lehman Mortgage Loan is repaid in full (other than in connection with the closing of the Mortgage Loan as more particularly described in Section 5.1.31 hereof), then, Borrower shall be required to pay the Loan in full and otherwise in accordance with Section 2.4.1 hereof plus payment of the Prepayment Spread Maintenance Payment if such payment occurs on or prior to the Prepayment Release Date, the origination fee due under the Commitment Letter and the Exit Fee if such prepayment is made on or prior to October 1, 2005, provided, that neither the Exit Fee nor the origination fee shall be due and payable if the Mortgage Loan did not close as a result of Lender’s default under the Commitment Letter, or in connection with any prepayment made pursuant to the application of Net Proceeds to the Debt.

2.4.3 Prepayments After Default. If, following an Event of Default and during the continuation thereof, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Debt being tendered or recovered through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall include (i) if such tender or recovery occurs on or prior to the Initial Maturity Date, an amount equal to the applicable Prepayment Spread Maintenance Payment and the Exit Fee, (ii) if such tender or recovery occurs on or prior to the Prepayment Release Date, an amount equal to the applicable Prepayment Spread Maintenance Payment and the Exit Fee, and (iii) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately preceding the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately preceding such Payment Date.

2.4.4 Intentionally Omitted.

2.4.5 Intentionally Omitted.

Section 2.5. Release of Collateral. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of the Pledge Agreement or the Collateral.

2.5.1 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Pledge Agreement and any other Liens on the Collateral not theretofore released, provided, that Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a release of Lien (and related Loan Documents) for the Collateral not theretofore released for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which such release of the Collateral needs to be filed and that would be satisfactory to a prudent lender and that contains standard provisions, if any, protecting the rights of the releasing lender.

2.5.2 Intentionally Omitted.

2.5.3 Release on Application of Net Proceeds. In addition to the foregoing provisions (including, but not limited to, the payment of the Release Price), Borrower shall have the right to obtain a release of the Collateral applicable to an Individual Property in accordance with the terms this Section 2.5, at any time whether before or after the Initial Maturity Date, provided (i) Lehman Lenders and Lender has elected to apply the Net Proceeds of a Casualty or Condemnation of the applicable Individual Property towards the reduction of its respective Debt accruing under its respective loan, (ii) no Event of Default has occurred and shall be continuing which will not be cured by obtaining the release, (iii) Borrower pays all accrued and unpaid interest on the amount of the principal being prepaid through and including the last day of the Interest Period in which such prepayment occurs, and (iv) Borrower pays all Breakage Costs, if any, without duplications of the amounts provided for in the immediately preceding clause (iii) above.

Section 2.6. Intentionally Omitted.

Section 2.7. Extension of the Initial Maturity Date. In the event that the Mortgage Loan does not close for any reason, on or before the Initial Maturity Date, and Lender elects to extend the Maturity Date to July 8, 2006 (the “Extension Option”) pursuant to Section 5.1.31(b) hereof, the Loan shall be further extended in the event that the Lehman Borrowers extends the terms of each of the Lehman Loans, such that the term of this Loan shall be coterminous with the Lehman Loans, provided that no Event of Default shall have occurred and be continuing at the time the Extension Option is exercised and Borrower complies with all of the terms and provisions set forth in Section 5.1.31(b) hereof (the Initial Maturity Date following the exercise of such option is hereinafter the “Extended Maturity Date”).

Section 2.8. Intentionally Omitted.

Section 2.9. Intentionally Omitted.

III. CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Pledge Agreement. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Pledge Agreement and delivery of the required certificates and interests in accordance therewith, the UCC Financing Statements, and such other documents required pursuant to the Pledge Agreement, in the reasonable judgment of Lender, so as to effectively create valid and enforceable Liens upon the Collateral, of the requisite priority, in favor of Lender. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received the UCC Title Insurance Policy issued by a title insurance company acceptable to Lender and dated as of the Closing

Date, with reinsurance and direct access agreements reasonably acceptable to Lender. Such UCC Title Insurance Policy shall (i) provide coverage in amounts reasonably satisfactory to Lender, (ii) insure Lender that the Pledge Agreement and the documents executed and delivered in connection therewith creates a valid lien on the Collateral of the requisite priority, free and clear of all exceptions from coverage other than standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The UCC Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such UCC Title Insurance Policy have been paid.

(c) Survey. Lender shall have received a current Survey for each Individual Property, certified to the title insurance company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor reasonably satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999. Each such Survey shall reflect the same legal description contained in the Title Insurance Policies relating to such Individual Property in all material respects and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender (unless such real property is legally described by reference to a recorded plat of subdivision). The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance acceptable to Lender.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required under the Lehman Mortgage Loan, satisfactory to Lender in its reasonable discretion, and Lender shall be included as an “additional insured” under such liability policies and Lender shall have received evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case reasonably satisfactory in form and substance to Lender.

(f) Intentionally Omitted.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date on the Collateral and with respect to the Pledge Agreement, and Lender shall have received satisfactory evidence thereof.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof, certified to the extent reasonably required by Lender.

3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower, Lehman Cushion Entity and Lehman Borrowers and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its reasonable discretion, including, without limitation, amendments (as reasonably requested by Lender), good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel (a) the Insolvency Opinion, (b) an opinion with respect to priority and perfection of the Collateral and (c) an opinion as to the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may reasonably require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7 Budgets. Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs. All Basic Carrying Costs relating to the Properties which are in arrears (other than those being contested in accordance with the provisions of the Loan Documents), including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges shall have been paid.

3.1.9 Completion of Proceedings. All organizational and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter from the tenants under Material Leases identified by Lender to deliver an estoppel certificate.

3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all UCC title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the reasonable fees and costs of Lender’s outside counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan and closing of the Loan to the extent such costs and expenses relating to third party costs have not already been paid or reimbursed.

3.1.13 Lehman Loan Documents. Lender shall have received copies of all of the Lehman Loan Documents, which shall be certified by Borrower as being true, complete and correct.

3.1.14 Leases and Rent Roll. Lender shall have received copies of all Leases and the Ground Lease, which Leases and the Ground Lease shall be certified by Borrower as being true and correct.

3.1.15 Intentionally Omitted.

3.1.16 Intentionally Omitted.

3.1.17 Physical Conditions Reports. Lender shall have received Physical Conditions Reports with respect to each Individual Property, which reports shall be issued by an engineer selected by Lender and shall be reasonably satisfactory in form and substance to Lender.

3.1.18 Management Agreement. Lender shall have received a copy of the Management Agreement with respect to each Individual Property which shall be satisfactory in form and substance to Lender.

3.1.19 Appraisal. Lender shall have received an appraisal of each Individual Property from an appraiser selected by Lender, which appraisal shall be satisfactory in form and substance to Lender.

3.1.20 Financial Statements. Lender shall have received a balance sheet with respect to each Individual Property for the two (2) most recent Fiscal Years and statements of income and statements of cash flows with respect to each Individual Property for the three (3) most recent Fiscal Years, each in form and substance satisfactory to Lender.

3.1.21 Franchise Agreement. Lender shall have received a copy of the Franchise Agreement with respect to each Individual Property, which shall be satisfactory in form and substance to Lender.

3.1.22 Interest Rate Cap Agreement. Lender shall have received the Interest Rate Cap Agreement, in form reasonably acceptable to Lender, from an Acceptable Counterparty.

3.1.23 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Each Individual Borrower represents and warrants (as to itself in each instance where the representation or warranty relates to Borrower or Individual Borrower and as to the Individual Property it indirectly owns where the representation or warranty relates to the Properties or Individual Property) as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing in the jurisdiction in which it is organized with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of Lehman Cushion Entity. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as disclosed on Schedule 4.14 hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Lehman Borrowers, Lehman Cushion Entity, the Collateral, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Lehman Borrowers, Lehman Cushion Entity, the Collateral, Guarantor or any Individual Property, would reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Lehman Borrowers, Lehman Cushion Entity, the Collateral, Guarantor or the condition or ownership of the Collateral or any Individual Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower, Lehman Borrowers, Lehman Cushion Entity, the Properties or the Collateral, or Borrower’s, Lehman Borrowers’, Lehman Cushion Entity’s business, properties or assets, operations or condition, financial or otherwise. Except as disclosed in Schedule 4.1.5 hereto, neither Borrower, Lehman Borrowers nor Lehman Cushion Entity is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Lehman Borrowers, Lehman Cushion Entity, any of the Properties or any of the Collateral are bound which would reasonably be expected to materially and adversely affect Borrower or any Collateral. Neither Borrower, Lehman Borrowers nor Lehman Cushion Entity has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, Lehman Borrowers nor Lehman Cushion Entity is a party or by which Borrower, Lehman Borrowers, Lehman Cushion Entity, any of the Properties or the Collateral is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the ownership of the Collateral and the operation of Lehman Cushion Entity as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under or permitted under the Loan Documents and the Lehman Loan Documents, as applicable, and (c) the Permitted Encumbrances.

4.1.6 Warranty of Title. Borrower is the record and beneficial owner of, and has good title to, the Collateral, free and clear of all Liens whatsoever. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interests in and to the Collateral, all in accordance with the terms thereof for which a Lien can be perfected by filing a UCC Financing Statement. Borrower’s delivery of the certificates, to Lender (so long as Lender maintains possession thereof), as set forth in Section 3 of the Pledge Agreement creates a first priority valid and perfected security interest in the Collateral.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of each Individual Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Individual Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Individual Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Individual Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Individual Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Lehman Borrowers, Guarantor, Lehman Cushion Entity or any of its constituent Persons, and neither Borrower, Lehman Borrowers, Guarantor, Lehman Cushion

Entity nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Lehman Borrowers, Guarantor, Lehman Cushion Entity nor any of its constituent Persons of any of the foregoing are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s, Guarantor’s, Lehman Cushion Entity’s or Lehman Borrowers’ assets or properties, and Borrower, Lehman Borrower, Guarantor or Lehman Cushion Entity has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons of any of the foregoing.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can foresee, would reasonably be expected to materially adversely affect, Borrower, the Collateral, Lehman Borrowers, Lehman Cushion Entity, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower or Lehman Borrowers.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Except as disclosed in any physical condition reports, PZR reports, Urban Concepts reports, environmental reports or Surveys received by Lender, Borrower and the Properties (and the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in any material respect in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, Lehman Borrowers, Lehman Cushion Entity or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Lehman Borrowers, Lehman

Cushion Entity, the Collateral and the Properties as of the date of such reports in all material respects, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any portion of the Collateral, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower, Lehman Borrowers or Lehman Cushion Entity from that set forth in said financial statements except as disclosed in writing to Lender and acknowledged by Lender in writing.

4.1.12 Condemnation. Except as disclosed in Schedule 4.1.12 hereto or on any Survey or Title Insurance Policy, no Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. Except with respect to the Lehman Loans, there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies (or other evidence reasonably acceptable to Lender) of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as disclosed on Schedule 4.1.20 hereto, no material claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower or to Borrower’s knowledge, no other Person has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Lehman Loan Representations. Except as otherwise disclosed in this Agreement or otherwise disclosed in writing to Lender, all of the representations and warranties contained in the Lehman Loan Documents (other than with respect to the entities listed on Exhibit D and the underlying Properties owned by such entities) are hereby incorporated into this Agreement and deemed made hereunder as of the date hereof and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Lehman Lender or to whether the related Lehman Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender. Each of the entities listed on Exhibit D hereto and the underlying Properties owned by such entities have been released from the Lehman Loan pursuant to the terms thereof. Each of the Lehman Loans have been extended by the respective Lehman Borrower and the respective maturity dates thereunder are July 8, 2006.

4.1.22 Intentionally Omitted.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Intentionally Omitted.

4.1.26 Leases. The Properties are not subject to any Leases other than the Leases described in Schedule 4.1.26 attached hereto and made a part hereof. Lehman Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as disclosed on Schedule 4.1.26, to Borrower’s knowledge, the current Leases are in full force and effect and to Borrower’s knowledge there are no material defaults thereunder by either party and to Borrower’s knowledge there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. Except for security deposits, no Rent has been paid more than one (1) month in advance of its due date. Except as disclosed on Schedule 4.1.26, to Borrower’s knowledge, all work to be performed by Lehman Mortgage Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Lehman Mortgage Borrower to any tenant has already been received by such tenant. Except in connection with the Lehman Loans, there is no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as disclosed on Schedule 4.1.26, to Borrower’s knowledge, no tenant listed on Schedule 4.1.26 has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as disclosed on Schedule 4.1.26, no tenant, to Borrower’s knowledge, under any Lease has any right or option for additional space in the Improvements. To Borrower’s knowledge, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste in violation of applicable law.

4.1.27 Intentionally Omitted.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Lehman Equity Borrower is organized under the laws of the State of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to Borrower have been paid. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement have been paid.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, or with respect to an Individual Borrower, the earlier release of the liens of the Pledge Agreement on all Collateral owned by such Individual Borrower, each Individual Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) Lehman Cushion Entity is, shall be and shall continue to be a Special Purpose Entity.

(b) All of the facts and all of the assumptions made in the Insolvency Opinion and in the Insolvency Opinion (as defined in the Lehman Mortgage Loan Agreement) given to Lehman Lender, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and all of the facts and all of the assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied with, and has caused Lehman Cushion Entity and Lehman Borrowers to have complied with, all of the assumptions made with respect to Borrower, Lehman Cushion Entity and Lehman Borrowers in the Insolvency Opinion. Borrower will have complied with and Borrower will cause Lehman Cushion Entity and Lehman Borrowers to comply with, all of the assumptions made with respect to Borrower, Lehman Cushion Entity and Lehman Borrowers in any Additional Insolvency Opinion. Borrower shall use reasonable efforts to cause each entity other than Borrower and Lehman Borrowers with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.31 Management Agreement. The Management Agreement with respect to each Individual Property is in full force and effect and there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder.

4.1.32 Illegal Activity. No portion of the Properties or the Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower, Lehman Borrowers or Lehman Cushion Entity. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that would reasonably be expected to cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (each such Person, an “Embargoed Person”) with the result that the investment in Borrower, Lehman Borrowers, Lehman Cushion Entity or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan made by the Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Lehman Borrowers, Lehman Cushion Entity

or Guarantor, as applicable, with the result that the investment in Borrower, Lehman Borrowers, Lehman Cushion Entity or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law; and (c) none of the funds of Borrower, Lehman Borrowers, Lehman Cushion Entity or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Lehman Borrowers, Lehman Cushion Entity or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law.

4.1.36 Intentionally Omitted.

4.1.37 Inventory. Lehman Mortgage Borrower is the owner (or lessee pursuant to leases permitted hereunder) of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Lehman Mortgage Loan Agreement) located on or at each Individual Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted under the Lehman Mortgage Loan Documents. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which they are currently operated.

4.1.38 Intentionally Omitted.

4.1.39 Franchise Agreement. The Franchise Agreement with respect to each Individual Property is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder.

4.1.40 Intentionally Omitted.

4.1.41 The Lehman Loans. Borrower hereby represents, warrants and certifies to Lender, and its successors and assigns, that as of the date hereof:

(a) The unpaid principal amount of the Lehman Mortgage Loan is $108,883,740;

(b) The unpaid principal amount of the Lehman Senior Mezzanine Loan is $17,818,014;

(c) The unpaid principal amount of the Lehman Junior Mezzanine Loan is $41,575,365;

(d) The rate of interest currently payable on the Lehman Mortgage Loan is LIBOR plus 1.99%;

(e) The rate of interest currently payable on the Lehman Senior Mezzanine is LIBOR plus 5.25%;

(f) The rate of interest currently payable on the Lehman Junior Mezzanine is LIBOR plus 12.09%;

(g) The date installments of interest and/or principal under the Lehman Mortgage Loan were last made was May 9, 2005;

(h) The date installments of interest and/or principal under the Lehman Senior Mezzanine Loan were last made was May 9, 2005;

(i) The date installments of interest and/or principal under the Lehman Junior Mezzanine Loan were last made was May 9, 2005;

(j) The balance of each of the Reserves under the Lehman Loan is: $15,730,651;

(k) As of the date hereof, Lehman Borrower has no known counterclaims, defenses or offsets to the payment of any of the Lehman Loans or any right of rescission to enforcement of any of the terms of the Lehman Loan Documents. None of the Lehman Borrowers nor, to Borrower’s knowledge, Lehman Lender, is in default under the Lehman Loan Documents, nor does there exist an event which given the passage of time or giving of notice would constitute an Event of Default, under any of the Lehman Loan Documents;

(l) The Lehman Mortgage Loan Documents, as any of the same have been modified, amended, severed and restated, are the valid, legal and binding obligation of Lehman Mortgage Borrower;

(m) The Lehman Senior Mezzanine Loan Documents, as any of the same have been modified, amended, severed and restated, are the valid, legal and binding obligation of Lehman Senior Mezzanine Borrower;

(n) The Lehman Junior Mezzanine Loan Documents, as any of the same have been modified, amended, severed and restated, are the valid, legal and binding obligation of Lehman Junior Mezzanine Borrower;

(o) There have been no waivers of any material provisions of any of the Lehman Loan Documents;

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents (or with respect to any Individual Borrower and its Principals, the earlier release of the Lien encumbering the Collateral owned by such Individual Borrower), Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and its material rights, licenses, permits and franchises and/or cause Lehman Borrowers and Lehman Cushion Entity to comply in all material respects with all Legal Requirements applicable to Borrower, Lehman Borrowers and Lehman Cushion Entity and the Properties, including, without limitation, Prescribed Laws. There shall never be committed by Borrower and Borrower shall not permit any other Person and Borrower shall not permit Lehman Cushion Entity to allow or cause Lehman Borrowers to permit any other Person in occupancy of or involved with the operation or use of the Properties, to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Collateral, any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to permit or allow or cause Lehman Cushion Entity and Lehman Borrowers to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times cause Lehman Cushion Entity and Lehman Borrowers to maintain, preserve and protect all material franchises and trade names and preserve all the material remainder of its property used or useful in the conduct of its business and shall keep or cause Lehman Cushion Entity and Lehman Borrowers to keep the Properties in good working order and repair in all material respects, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower shall keep or cause Lehman Cushion Entity and Lehman Borrowers to keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Lehman Mortgage Loan Agreement. Borrower shall cause the Lehman Borrowers to operate any Individual Property that is the subject of an O&M Agreement in accordance with the terms and provisions thereof in all material respects. After prior notice to Lender, Borrower, at its own expense, may contest or cause Lehman Cushion Entity and Lehman Borrowers to contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default has occurred and remains uncured; (b) Lehman Mortgage Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any material instrument to which Borrower, Lehman Borrowers and Lehman Cushion Entity is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the applicable Individual Property nor the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Lehman Borrowers, Lehman Cushion Entity, the Collateral and the applicable Individual Property; and (g) Borrower shall or shall cause Lehman Borrowers or Lehman Cushion Entity to furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Subject to Borrower’s right to contest the same in accordance with the terms of this Section 5.1.2, Borrower shall pay, or shall cause Lehman Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to cause Lehman Mortgage Borrower to directly pay Taxes and Other Charges shall be suspended for so long as Lehman Mortgage Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver or cause to be delivered to Lender receipts for payment or other evidence reasonably satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish, or cause to be furnished, to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Except for Permitted Encumbrances, Borrower shall not suffer and shall not permit Lehman Mortgage Borrower to suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for or cause to be paid all utility services provided to the Properties. After prior notice to Lender, Borrower, at its own or Lehman Mortgage Borrower’s expense, may contest or cause Lehman Mortgage Borrower to contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) Lehman Mortgage Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, Lehman Borrowers and Lehman Cushion Entity are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Collateral nor any Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall or shall cause Lehman Mortgage Borrower to, promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property or the Collateral; and (g) Borrower shall or shall cause Lehman Mortgage Borrower to furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; provided, however, such deposit shall be waived to the extent that Lehman Mortgage Borrower is required to make such deposit with Lehman Mortgage Lender under the Lehman Mortgage Loan. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established or any Individual Property or the Collateral (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.3 Litigation. Borrower shall, or shall cause Lehman Cushion Entity to give prompt notice to Lender after obtaining knowledge of any litigation or governmental proceedings pending or threatened against Borrower, Lehman Borrowers, Lehman Cushion Entity, the Collateral or the Properties and Guarantor which might materially adversely affect Borrower’s, Lehman Cushion Entity’s or Lehman Borrowers’ condition (financial or otherwise) or business or any Individual Property or the Collateral.

5.1.4 Access to Properties. Borrower shall permit and cause Lehman Cushion Entity and Lehman Borrowers to permit and shall cause Lehman Cushion Entity and Lehman Borrowers to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of tenants, licensees, concessionaires, patrons or guests.

5.1.5 Notice of Default. Borrower shall, or shall cause Lehman Cushion Entity to promptly advise Lender of any material adverse change in Borrower’s, Lehman Borrowers’ or Lehman Cushion Entity’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge, including any Lehman Loan Default.

5.1.6 Cooperate in Legal Proceedings. Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to cooperate reasonably with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds or other Net Liquidation Proceeds After Debt Service to which Lender is entitled under the Loan Documents and which is lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Insurance Proceeds, Award or other Net Liquidation Proceeds After Debt Service.

5.1.9 Further Assurances. If and to the extent it will not violate the provisions of the Lehman Loan Documents, Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers at Borrower’s or Lehman Cushion Entity’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require, including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to any Individual Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Mortgage Taxes Paid. Borrower represents that Lehman Mortgage Borrower has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause Lehman Cushion Entity and Lehman Borrowers to keep and maintain, on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense with respect to the Collateral and in connection with Lehman Cushion Entity’s and Lehman Borrowers’ operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Lehman Cushion Entity and Lehman Borrowers or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Collateral and Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish, and cause to be furnished to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower, Lehman Borrowers and Lehman Cushion Entity. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Such statements shall also been accompanied by a certification from each Individual Borrower setting forth the results of its applicable Individual Property. Borrower’s annual financial statements shall be accompanied by (i) an unaudited comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year certified by Borrower, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a list of tenants, if any, under Material Leases, (iv) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, and (v) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Properties being reported upon in all material respects and that such financial statements have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP and as of the date thereof, to Borrower’s knowledge, whether in any material respect there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that, to Borrower’s knowledge, such items are true, correct, accurate, and complete in all material respects and fairly present in all material respects the financial condition and results of the operations of Borrower and the Properties on an Individual Property basis (subject to normal year-end adjustments) as applicable: (i) an occupancy report for the subject month, including an average daily rate in a separate schedule; (ii) monthly and year-to-date unaudited operating statements (including Capital Expenditures on a separate schedule) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) (and at least $50,000) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; and (iii) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state, to Borrower’s knowledge, that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct in all material respects as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days or such longer period of time as permitted under clause (t) in the definition of the term “Special Purpose Entity” or under any other provision of this Agreement, or shall set forth any deviations from such statement that may exist. On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports in the form of Schedule 5.1.11 hereto then available to Borrower reflecting market penetration and relevant hotel properties competing with each Individual Property.

(d) For the partial year period commencing on the date hereof Borrower has submitted, and for each Fiscal Year thereafter, Borrower shall submit, or shall cause Lehman Cushion Entity and Lehman Borrowers to submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s reasonable approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to promptly revise such Annual Budget and resubmit the same to Lender. If Lender does not approve or object to Borrower’s proposed Annual Budget within such fifteen (15) day period, Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to re-submit such proposed Annual Budget to Lender (with appropriate notification on such resubmission that failure to respond will constitute approval) and if Lender again fails to approve or object to such re-submitted proposed Annual Budget after an additional fifteen (15) day period, such proposed Annual Budget shall be deemed approved by Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. If Lender does not approve or object to any revised Annual Budget within such ten (10) day period, Borrower shall resubmit such proposed revised Annual Budget to Lender (with appropriate notification on such resubmission), and if Lender again fails to approve or object to such resubmitted revised Annual Budget after an additional ten (10) day period, such revised proposed Annual Budget shall be deemed approved by Lender. Until such time that Lender approves or is deemed to have approved a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect (x) matters in the proposed Annual Budget approved by Lender and (y) as to matters in the proposed Annual Budget not yet approved by Lender (“Disapproved Budget Category”) (i) increases for expenses actually incurred which vary in relation to gross revenues (“Variable Expenses”) in an amount equal to the percentage increase of actual fiscal year-to-date gross revenues over estimated fiscal year-to-date gross revenues for the period in question set forth in the most recent Approved Annual Budget (“Gross Revenues Percentage Increase”) through the date of the actual expenditure and (ii) expenses actually incurred which are beyond the reasonable control of Borrower such as Taxes, Insurance Premiums and costs of Utilities (“Uncontrollable Expenses”). Notwithstanding anything in any of the Loan Documents to the contrary, expenditures shall be deemed in compliance with and made pursuant to the Approved Annual Budget even though such expenditures exceed the amount budgeted therefor in the Approved Annual Budget if such expenditures are (i) Uncontrollable Expenses and (ii) Variable Expenses which exceed the amounts budgeted therefor by not more than the Gross Revenues Percentage Increase. Lender acknowledges that the Annual Budget for Fiscal Year 2005 is satisfactory to Lender for purposes of this Section 5.1.11(d).

(e) In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval. Lender shall respond to Borrower’s request for approval of an Extraordinary Expense not later than and in the manner provided for in subparagraph (d) above; and if Lender fails to do so, the Extraordinary Expense shall be deemed approved.

(f) If requested by Lender, Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to provide Lender, promptly upon request, with the following financial statements if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan together with any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan together with any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization:

(g) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows, Microsoft Excel or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Provided Lender is complying with applicable laws, Borrower agrees that Lender may disclose information regarding the Collateral, the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11(g) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower shall cause Lehman Cushion Entity and Lehman Borrowers to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower shall cause Lehman Cushion Entity and Lehman Borrowers to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership of the Collateral or maintenance, management and operation of the Properties. Borrower shall cause Lehman Cushion Entity and Lehman Borrowers to, at all times during the term of the Loan to continue to own (or lease as permitted under the Lehman Mortgage Loan Agreement) all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Lehman Mortgage) which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated as modified by any changes in operations permitted hereunder. At the request of Lender, Borrower shall cause Lehman Cushion Entity and Lehman Borrowers to execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate each Individual Property, and representing and warranting that Borrower does business under any other trade name with respect to such Individual Property.

5.1.13 Title to the Properties. Borrower shall cause Lehman Cushion Entity and Lehman Borrowers to warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder and under the Lehman Mortgage Loan Agreement (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases and the Liens of the Pledge Agreement, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Collateral, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that Lender exercises any or all of its rights or remedies under the Pledge Agreement or any other Loan Documents as and when permitted thereby, or the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Lehman Cushion Entity and Lehman Borrowers or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After written request by Lender, but not more than twice in any calendar year, Borrower shall, or shall cause Lehman Cushion Entity or Lehman Borrowers to within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified with respect to the Loan, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any then known offsets or defenses to the payment of the Debt or the payment of the other obligations under the Loan Documents, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification and (ii) with respect to the Lehman Loans, setting forth (A) the original principal amount of the Lehman Mortgage Note, Lehman Senior Mezzanine Note and the Lehman Junior Mezzanine Note, (B) the unpaid principal amount of the Lehman Mortgage Note, Lehman Senior Mezzanine Note and the Lehman Junior Mezzanine Note, (C) the interest rate of the Lehman Mortgage Note, Lehman Senior Mezzanine Note and the Lehman Junior Mezzanine Note, (D) the date installments of interest and/or principal were last paid, (E) any offsets or defenses to the payment of the debt, if any, and (F) that the Lehman Mortgage Note, the Lehman Mortgage Loan Agreement, the Security Instruments and the other Lehman Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to cause Lehman Cushion Entity and Lehman Borrowers to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Properties under a Material Lease in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c) After written request by Borrower, but not more than twice in any calendar year, Lender shall within fifteen (15) days furnish Borrower and its designees with a statement setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, and (v) to the knowledge of Lender, no Event of Default exists.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. (a) Borrower shall, or shall cause Lehman Cushion Entity and Lehman Borrowers to in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

(b) Borrower shall cause Lehman Cushion Entity and Lehman Borrowers, in a timely manner, to observe, perform and fulfill each and every covenant, term and provision of each Lehman Loan Document executed and delivered by, or applicable to, Lehman Cushion Entity and Lehman Borrowers, respectively, and shall not cause or permit Lehman Cushion Entity and Lehman Borrowers, to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Lehman Loan Document executed and delivered by, or applicable to, Lehman Cushion Entity or Lehman Borrowers, as applicable, without the prior written consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying to the knowledge of Borrower, as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (or if any such representations are no longer accurate, providing an explanation as to the reason for such inaccuracy), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrower shall not cause or permit Lehman Cushion Entity and Lehman Borrowers to suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. Borrower shall have the right, without the consent of Lender, to cause Lehman Mortgage Borrower to enter into any Lease (other than a Material Lease). Upon request, Borrower shall furnish Lender with executed copies of all Leases. All proposed Material Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lehman Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall cause Lehman Mortgage Borrower to (a) observe and perform the obligations imposed upon the lessor under the Material Leases in a commercially reasonable manner; (b) shall have the right, without the consent of Lender, to amend, modify, or waive the provisions of any Lease (other than a Material Lease except to the extent required pursuant to the terms of an existing Material Lease and Lender is provided a copy thereof) or terminate, reduce rents under, accept the surrender of space under, or shorten the term of, any Lease (other than a Material Lease) or of any guaranty, letter of credit or other credit support with respect thereto, so long as such action does not have a material adverse affect on the value of the applicable Individual Property taken as a whole, provided, however, that a termination of a Lease (other than a Material Lease) with a tenant who is in default beyond applicable notice and cure periods shall not be considered an action which has a material adverse affect on the value of the Individual Property taken as a whole; (c) shall enforce the terms, covenants and conditions contained in the Material Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved; (d) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (e) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Lehman Loan Documents); (f) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Lehman Mortgage Loan Documents; and (g) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Lender shall not unreasonably withhold, condition or delay its consent with respect to the entering into, renewal, extension, amendment, modification, waiver of provisions of, termination, reduction of rents under, acceptance of a surrender of space or the shortening of the term of any Material Lease. Notwithstanding anything to the contrary contained herein, Lehman Mortgage Borrower shall not enter into a lease of all or substantially all of any Individual Property without Lender’s prior consent, which consent may be withheld or conditioned in Lender’s sole discretion. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.20, Lender shall have fifteen (15) days from receipt of written request and any and all reasonably required information and documentation relating thereto in which to approve or disapprove such request and such written request shall state thereon in bold letters of 14 point font or larger that action is required by Lender and Lender’s consent will be deemed given if there is no response by Lender. If Lender fails to approve or disapprove the request within such fifteen (15) days, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrower written notice setting forth in reasonable detail the basis for such disapproval. Lender shall not unreasonably withhold, condition or delay approval of the execution of any subordination and non-disturbance or similar recognition agreement requested by any tenant under a lease provided (i) Lender has approved such lease, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) such agreement is in form, scope and substance reasonably acceptable to Lender.

5.1.21 Alterations. Borrower shall not, and shall not permit Lehman Cushion Entity and Lehman Borrowers to make any alteration of any Improvement without obtaining

Lender’s prior consent to such alterations, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on any Borrower’s, Lehman Borrowers’ or Lehman Cushion Entity’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that such alterations with respect to the applicable Individual Property (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof or any Lease executed after the date hereof in accordance with the terms of this Agreement, (b) related solely to furniture, fixtures and equipment, (c) have been provided for in the Approved Annual Budget, (d) do not adversely affect any structural component of any Improvements on the applicable Individual Property, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed the lesser of One Million and 00/100 Dollars ($1,000,000) or three percent (3%) of the Release Amount attributed to such Individual Property or (e) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.21, Lender shall have thirty (30) days from receipt of written request and any and all reasonably required information and documentation relating thereto in which to approve or disapprove such request and such written request shall state thereon in bold letters of 14 point font or larger that action is required by Lender and Lender’s consent will be deemed given if there is no response by Lender. If Lender fails to approve or disapprove the request within such thirty (30) days, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrower written notice setting forth in reasonable detail the basis for such disapproval. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases or from the Mortgage Reserve Funds) shall at any time exceed the lesser of One Million and 00/100 Dollars ($1,000,000) or three percent (3%) of the Release Amount attributed to such Individual Property (the “Alteration Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash or a Letter of Credit, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and payment bond issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and that, if required by Lender, the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be, and shall be adjusted from time to time to be, in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases or the Mortgage Reserve Funds) over the Alteration Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Notwithstanding the foregoing to the contrary, Borrower shall be relieved of its obligation to deposit such security, provided that (1) Lehman Mortgage Borrower is required to and does deposit such security under the Lehman Mortgage Loan and (2) Lender receives evidence reasonably acceptable to Lender of the deposit of such security with Lehman Mortgage Lender.

5.1.22 Operation of Property. (a) Borrower shall cause Lehman Mortgage Borrower to operate the Properties, in all material respects, in accordance with the Management Agreements (or Replacement Management Agreements, as applicable). In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of any Management Agreement in accordance with the terms and provisions of this Agreement), the applicable Individual Borrower shall promptly cause Lehman Mortgage Borrower to enter into a Replacement Management Agreement with Manager or Qualified Manager, as applicable. In the event that any Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of any Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Lehman Mortgage Borrower to promptly enter into a Replacement Franchise Agreement with Franchisor or Qualified Franchisor, as applicable.

(b) Borrower shall cause Lehman Mortgage Borrower to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreements and the Franchise Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement or Franchise Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Management Agreement; and (iv) cause Lehman Mortgage Borrower to enforce the performance and observance in all material respects of the covenants and agreements required to be performed and/or observed by Manager under each Management Agreement, in a commercially reasonable manner.

(c) Subject to the receipt of any required Lender approvals (provided that Borrower shall have acted in good faith to obtain such approvals in a timely manner) and Unavoidable Delays, Borrower shall expend or cause Lehman Mortgage Borrower to expend for Capital Expenditures (exclusive of any Capital Expenditures financed with the proceeds of any Net Liquidation Proceeds After Debt Service or Required Repair Fund) not less than, with respect to all Properties in the aggregate, the Minimum Aggregate Cap Ex Amount on or prior to the Initial Maturity Date. In the event that neither Borrower nor Lehman Mortgage Borrower has expended such amount by the Initial Maturity Date, then prior to or contemporaneously with the extension of the term pursuant to Section 2.7, Borrower shall deposit with Lender cash or cash equivalents (including a Letter of Credit) in an amount equal to the amount of such deficiency and upon such deposit, Borrower shall be deemed not to be in default of this Section 5.1.22(c). The amount so deposited (or the proceeds of such Letter of Credit) shall constitute a Reserve Fund hereunder and, in connection with a Capital Expenditure (other than a Capital Expenditure financed with the proceeds of any Net Liquidation Proceeds After Debt Service or Required Repair Funds) during the applicable Extension Option shall be released to Borrower in accordance with and subject to the same terms and conditions applicable to disbursements from the Replacement Reserve Account set forth in Section 7.3.2 hereof. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 5.1.22(c), in the event of a release of an Individual Property in accordance with Lehman Mortgage Loan Agreement, (i) the Minimum Aggregate Cap Ex Amount shall be reduced by an amount equal to the product of (A) the Minimum Aggregate Cap Ex Amount immediately prior to such release and (B) a ratio determined by dividing the Release Amount of such Individual Property by the aggregate Release Amount of all Properties (including such Individual Property) and (ii) the aggregate amount expended by Lehman Mortgage Borrower on Capital Expenditures relating to the Properties shall be calculated for purposes of this Section 5.1.22(c) without regard to any amounts expended by Lehman Mortgage Borrower on Capital Expenditures relating to such released Individual Property.

5.1.23 Intentionally Omitted.

5.1.24 Intentionally Omitted.

5.1.25 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its or any Lehman Borrower’s or Lehman Cushion Entity’s name, identity (including trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or Borrower’s or any Lehman Borrower’s or Lehman Cushion Entity’s corporate, partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, the Pledge Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Lehman Mortgage Borrower intends to operate each Individual Property, and representing and warranting that Lehman Mortgage Borrower does business under no other trade name with respect to such Property, provided, that Borrower may cause an Individual Property to be operated under a different trade name, at any time, so long as such trade name is permitted under the Hospitality License and Franchise Agreement.

5.1.26 Notices. Borrower shall give notice, or cause notice to be given to Lender, promptly upon the occurrence of (or, with respect to applicable matters pertaining to Guarantor, upon obtaining knowledge of):

(a) any Default or Lehman Mortgage Loan Default;

(b) any default or event of default under any Contractual Obligation of Borrower, or, to the knowledge of Lehman Borrowers, Lehman Cushion Entity or Guarantor that would reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents; and

(c) a change in the business, operations or financial condition of Borrower, any Lehman Borrower or Lehman Cushion Entity which could reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents.

5.1.27 Special Distributions. On each date on which amounts are required to be disbursed to Lender or are required to be paid to Lender under any of the Loan Documents, if permitted by Legal Requirements, Borrower shall cause the exercise of its rights under the applicable Lehman Cushion Entity and Lehman Borrower’s organizational documents to cause Lehman Cushion Entity to make to Borrower a distribution from funds available to it for such purpose in an aggregate amount such that Lender shall receive the amount required to be disbursed or otherwise paid to Lender on such date.

5.1.28 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Lehman Cushion Entity’s organizational documents (a) to cause a cure of a Lehman Loan Default and (b) to satisfy any Liens, claims or judgments against the Properties (except for Liens permitted by the Lehman Loan Documents), in the case of either (a) or (b), unless Borrower, any of the Lehman Borrowers or Lehman Cushion Entity shall be diligently pursuing remedies to cure such Lehman Loan Default to contest or satisfy such Liens, claims or judgments in accordance with the respective Lehman Loan Agreement. Borrower shall reimburse Lender on demand for any and all out-of-pocket costs actually incurred by Lender in connection with curing any such Lehman Loan Default or satisfying any Liens, claims or judgments against any Individual Property.

5.1.29 Lehman Borrower Covenants. Borrower shall cause each Lehman Borrower to comply with all obligations with which such Lehman Borrower has covenanted to comply under its respective Lehman Loan Agreement and all other Lehman Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article V of each respective Lehman Loan Agreement) regardless of whether the related Lehman Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Lender.

5.1.30 Lehman Loan Documents. Borrower covenants and agrees with Lender with respect to the Lehman Loan Documents as follows:

(a) Borrower shall not, without Lender’s prior written consent, cause or permit any Lehman Borrower to materially amend, modify or supplement, or consent to or suffer the material amendment, modification or supplementation of the Lehman Loan Documents;

(b) Borrower shall pay or cause to be paid all charges and other sums to be paid by any Lehman Borrower pursuant to the terms of the Lehman Loan Documents, if any, as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided;

(c) Borrower shall comply or cause compliance in all material respects, with all of the terms, covenants and conditions on Lehman Borrower’s part to be complied with pursuant to terms of the Lehman Loan Documents;

(d) Borrower shall promptly furnish to Lender any notice of default or other communication delivered or received in connection with the Lehman Loan other than routine correspondence and invoices.

5.1.31 Mortgage Loan Closing. (a) Borrower represents, covenants and agrees that it intends to refinance the Lehman Loans with Lender on or after July 8, 2005 and on or prior to July 31, 2005 in accordance with the terms and conditions of the Commitment Letter. In furtherance thereof, Borrower and Lender (subject to the terms and conditions of the Commitment Letter) hereby agree that Lender shall make a new mortgage loan to the Lehman Mortgage Borrower secured by the Properties in an amount of up to $171,000,000.00, for an initial term expiring on August 9, 2007, which loan shall be evidenced by a loan agreement and other loan documents substantially similar to the loan agreement (the “8 Property Mortgage Loan Agreement”) and other loan documents Lender has entered into with various Affiliates of Borrower on the date hereof with respect to a $475,000,000.00 eight property loan facility (the “8 Property Mortgage Loan Documents”), modified as necessary to address “property specific” representations, affirmative and negative covenants (i.e. Ground Lease, condominium, parking agreements) reflective of the Properties owned by the Lehman Mortgage Borrower (collectively, the “Property Specific Requirements”) substantially similar to those delivered pursuant to the 8 Property Mortgage Loan Agreement. In addition, Borrower shall satisfy the “conditions precedent” substantially similar to those set forth in Article III of the 8 Property Mortgage Loan Agreement, including, but not limited to, delivering to Lender opinion letters, title policies, surveys, organizational documents, resolutions, consents and incumbency certificates, comfort letters and management agreements substantially similar to those delivered pursuant to the 8 Property Mortgage Loan Agreement, which shall all be satisfactory to Lender in its reasonable discretion. Borrower and Lender further acknowledge and agree that in connection with the Mortgage Loan Closing, the Lehman Senior Mezzanine Borrower, Lehman Junior Mezzanine Borrower and the Lehman Cushion Equity shall be dissolved so that Borrower shall directly own and Control all of the membership and partnership interests of the Lehman Mortgage Borrower. In addition, this Agreement and the other Loan Documents shall be amended and restated in order to accomplish the following: (i) the Loan shall be resized in order to create up to three more additional mezzanine loans junior to this Loan, (ii) the obligations of

Borrower under Section 7.1.1 hereof to perform the Required Repairs shall become an obligation of the mortgage borrower and the Required Repair Reserve established hereunder shall be available to such mortgage borrower in order to perform same; (iii) the obligations of Borrower under Section 5.1.22(c) hereof with respect to the Minimum Aggregate Cap Ex Amount shall become an obligation of the mortgage borrower; (iv) the prepayment provisions shall be modified to reflect those set forth in the 8 Property Mortgage Loan Agreement as if the 8 Property Mortgage Loan closed in July, 2005, (v) this Agreement and the other Loan Documents shall be amended and restated to incorporate the Property Specific Requirements, new pledges of the membership and partnership interests being pledged, and new loan documents evidencing the three new mezzanine loans shall be executed by three new Special Purpose Entities affiliated with Borrower; and (vi) Borrower shall satisfy the “conditions precedent” substantially similar to those set forth in Article III of the 8 Property Loan Agreement delivered in connection with the mezzanine loans made by Lender to Affiliates of Borrower on the date hereof (the “8 Property Mezzanine Loan Agreement”), including, but not limited to, delivering to Lender opinion letters, UCC title policies with mezzanine lender endorsements, surveys, organizational documents, resolutions, consents and incumbency certificates, comfort letters, management agreements and franchise agreements which shall all be substantially similar to those delivered pursuant to the 8 Property Mezzanine Loan Agreement and satisfactory to Lender in its reasonable discretion.

(b) In the event that the Mortgage Loan does not close for any reason other than as a result of Lender’s default under the terms of the Commitment Letter, on or prior to July 31, 2005, Lender, in its sole discretion, may either (i) declare the Loan immediately due and payable whereby Borrower shall pay all sums due hereunder, which shall include payment of the origination fee due under the Commitment Letter, as well as all payments due under Section 2.4.1 hereof, including, but not limited to the Prepayment Spread Maintenance Payment and the Exit Fee or (ii) extend the Loan such that the Maturity Date shall become July 8, 2006, as more particularly set forth in Section 2.7 hereof, and in the case of this subsection (b)(ii), Borrower shall (A) immediately deliver to Lender on an ongoing basis all distributions of available cash flow from all Lehman Borrowers and Lehman Cushion Entity which would be payable to Wyndham or any of its Affiliates by Lehman Cushion Entity and Lehman Borrowers and paid to Borrower, (B) pay Interest on the Loan based upon a revised spread equal to the existing Spread plus 500 basis points and (C) pay the Origination Fee due under the Commitment Letter.

5.1.32 Loan Components. Borrower covenants and agrees that in connection with the Mortgage Loan Closing, upon Lender’s request Borrower shall at Borrower’s sole cost and expense, deliver one or more new component notes to replace the original note, reallocate up to $50,000,000 of the Loan to the Mortgage Loan and/or modify the original note to reflect multiple components of the Loan or the Mortgage Loan or create one or more additional mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers) or re-size the Components of the Loan (each a “Resizing Event”). Lender agrees that such new notes or modified note or mezzanine notes or re-sized Components shall have the same weighted average spread as the original note (but the weighted average spread of such new notes or modified note or mezzanine notes or re-sized Components may change due to involuntary prepayments or if an Event of Default shall occur), and apply principal, interest rates and amortization of the Loan between such new components and/or mezzanine loans in a manner specified by Lender in its sole discretion such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan. In connection with any Resizing Event, Borrower covenants and agrees to enter into a cash management agreement substantially similar to the Cash Management Agreement entered into in connection with the 8 Property Mortgage Loan and to resize the Interest Rate Cap Agreement with respect to the newly created components and/or mezzanine loans. All third party costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 5.1.32 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower.

5.1.33 Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that after the Closing Date and in connection with the Mortgage Loan Closing, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”) and to establish different interest rates and to reallocate the principal balances (including, without limitation, the reallocation of the Release Amounts on a pro rata basis) of each of the Loan and the Mortgage Loan and any New Mezzanine Loan amongst each other and to require the payment of the Loan, the Mortgage Loan and any New Mezzanine Loan, in such order of priority as may be designated by Lender; provided, that in no event shall the weighted average spread of the Loan, the Mortgage Loan and any New Mezzanine Loan(s), following any such reallocation or modification change from the weighted average spread for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s) (but the weighted average spread may subsequently change due to involuntary prepayments or if an Event of Default shall occur), Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 5.1.33, all in form and substance substantially the same as those required to be delivered pursuant to the 8 Property Mezzanine Loan Agreement and as otherwise reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan. In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower, Lehman Borrowers and Lehman Cushion Entity, shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and the Mortgage Loans, as amended and an Additional Insolvency Opinion for the Loan and the Mortgage Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.

5.1.34 Borrower shall pay all reasonable and customary costs in connection with complying with Sections 5.1.31, 5.1.32 and 5.1.33 in connection with all modifications to the Loan Documents, the documents evidencing the Mortgage Loan and all New Mezzanine Loans which are to be delivered by Borrower and/or any of their Affiliates in connection with the closing of the Mortgage Loan.

5.1.35 Except as expressly provided for in Sections 5.1.32, 5.1.33, 9.1 or 9.2 to the contrary, Borrower shall not be required to modify or amend any organizational document or Loan Document if such modification or amendment would (i) cause a change in the Maturity Date or, (ii) cause amortization of principal payments to be required, or (iii) modify or amend any other material economic or material non-economic term of the organizational documents or Loan Documents in a manner materially adverse to Borrower or any of its Affiliates.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents (or, with respect to any Individual Borrower, the earlier release of the Liens on the Collateral owned by such Individual Borrower), Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) cause or permit Lehman Cushion Entity or any Lehman Borrower to: (i) surrender, terminate, cancel, or amend or modify in any material respect any Management Agreement; provided, that Borrower may, or may permit Lehman Mortgage Borrower, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) surrender, terminate, cancel, amend or modify in any material respect any Franchise Agreement; provided, that Borrower may, or may permit Lehman Mortgage Borrower, without Lender’s consent, to replace the Franchisor so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement; (iii) reduce or consent to the reduction of the term of any Management Agreement or Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges under any Management Agreement or Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement or Franchise Agreement in any material respect.

(b) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have the right, without Lender’s consent, to change the brand of any hotel or resort at any Individual Property to a brand of a Qualified Franchisor.

(c) Following the occurrence and during the continuance of an Event of Default, Borrower shall not cause or permit Lehman Borrowers to exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement or Franchise Agreement without the prior consent of Lender, which consent may be withheld or conditioned in Lender’s sole discretion.

5.2.2 Liens. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any of the Collateral, except Liens created by or permitted pursuant to the Loan Documents.

(b) Borrower shall not permit or cause Lehman Cushion Entity or any Lehman Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Properties or permit any such action to be taken, except: (i) Permitted Encumbrances; (ii) Liens created by or permitted pursuant to the Lehman Mortgage Loan Documents; (iii) Liens for Taxes or Other Charges not yet due and payable; and (iv) easements and other similar encumbrances entered into by Lehman Mortgage Borrower in the ordinary course of business for use, access, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the utility and operation of any Individual Property or materially and adversely affect the value of any Individual Property or Lehman Cushion Entity’s or any Lehman Borrower’s condition (financial or otherwise) or business. Borrower shall obtain Lender’s consent for any Lien for which Lehman Mortgage Borrower is required to obtain Lehman Lender’s consent under the Lehman Mortgage Loan Documents such consent not to be unreasonably withheld, conditioned or delayed.

5.2.3 Dissolution. No Individual Borrower shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets except to the extent permitted by the Loan Documents, (d) modify, amend or waive any provision or term of its organizational documents not permitted to be modified, amended or waived, (e) terminate its organizational documents or its qualification and good standing in any jurisdiction where it is required hereunder to be qualified and in good standing, or (f) cause any Lehman Borrower or Lehman Cushion Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which any Lehman Borrower or Lehman Cushion Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws (or other organizational documents) of any Lehman Borrower or Lehman Cushion Entity, in each case, without obtaining the prior consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.

5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership of the Collateral and business that is incident and appropriate thereto.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration or as is prudent and commercially reasonable and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not allow Lehman Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.7 Intentionally Omitted.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Borrower shall not, or shall not permit any Lehman Borrower or Lehman Cushion Entity to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver or cause Lehman Cushion Entity and Lehman Borrowers to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) no Individual Borrower sponsors, is obligated to contribute to or is itself an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) no Individual Borrower is subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Individual Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Individual Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Individual Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower, the Lehman Borrowers and Lehman Cushion Entity, and their respective general partners, members, principals and (if Borrower or Lehman Cushion Entity or any of the Lehman Borrowers is a trust) beneficial owners in owning the Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Collateral.

(b) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Collateral or Individual Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof and encumbrances described in Section 5.2.10(d)(vi) below, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred or is pending within thirty (30) days, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(c) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein any Individual Borrower agrees to sell the Collateral or any part thereof or Lehman Mortgage Borrower agrees to sell the Properties, or any part therefor, in each case for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, its respective right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of Sections 5.2.10(a), (b) and (c) hereof, the following transfers shall not be deemed a Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, general partnership interest or managing membership interest (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer, (iii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer, (iv) transfers, issuances, pledges and redemptions of stock in Wyndham, so long as (A) Wyndham (or its permitted successor) is (or is Controlled by) a Public Company and (B) the surviving entity is primarily involved in, or has a significant business line involving, the ownership and operation of real estate similar to the

Properties, (v) the merger or consolidation of Wyndham, provided that the surviving entity of such merger or consolidation is (or is Controlled by) (A) a Public Company, and (B) primarily involved in, or has a significant business line involving, the ownership or operation of real estate similar to the Properties, (vi) the granting of easements, cross-easements, agreements, restrictions, reservations and rights in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easements, agreements, restrictions or rights shall materially impair the utility and/or operation of any Individual Property or any Individual Borrower’s ability to repay the Debt as it becomes due, (vii) transfers of direct or indirect interests in any Individual Borrower or Principal to Affiliates of Wyndham (or its permitted successor) provided that after such transfers (A) Wyndham (or its permitted successor) owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in such Borrower, each Lehman Borrower and Lehman Cushion Entity and (B) such Borrower, Lehman Borrowers and Lehman Cushion Entity are Controlled, directly or indirectly, by Wyndham (or its permitted successor), (viii) pledges of direct and indirect interests in any Borrower, Lehman Borrowers and Lehman Cushion Entity and Borrower to Lender as Collateral for the Loan and the exercise by Lender of its remedies under the Loan Documents, (ix) a conversion of Wyndham’s preferred stock to common stock and/or the conversion of Wyndham to a real estate investment trust and (x) the recapitalization of Wyndham and the related transactions contemplated by the Recapitalization and Merger Agreement dated as of April 14, 2005 by and among Wyndham International, Inc., WI Merger Sub, Inc., Apollo Investment Fund IV L.P., AIF/THL PAH LLC, BCP Voting Trust, as Trustee for the Beacon Partners Voting Trust, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Recap Agreement”). In addition (but not including and in addition to the mergers and consolidations pursuant to the Recap Agreement) on a one time basis, Wyndham may merge or consolidate with a public or private entity or engage in a transaction described in Section 5.2.10(d)(iv) above in which the surviving entity is not, and is not Controlled by, a Public Company provided that (A) after such merger, consolidation, or Sale or Pledge described in Section 5.2.10(d)(iv) each Borrower, Lehman Mortgage Borrower and Lehman Cushion Entity shall continue to comply with the terms of Section 4.1.30 hereof, (B) such merger or consolidation or Sale or Pledge is to a Qualified Transferee or to a Person Controlled by a Qualified Transferee which Qualified Transferee shall Control and own directly or indirectly, not less than 50% of the direct or indirect legal and beneficial ownership interests of each Individual Borrower, Lehman Mortgage Borrower and Lehman Cushion Entity, and (C) the surviving entity is primarily involved in, or has a significant business line involving, the ownership and operation of real estate similar to the Properties. In connection with any transfer or merger permitted under this Section 5.2.10, Borrower shall deliver an Additional Insolvency Opinion if, after such transfer or merger, more than forty-nine percent (49%) of any direct legal or beneficial interest in Borrower, each Lehman Borrower and Lehman Cushion Entity (or in any constituent entity of Borrower, Lehman Borrowers and Lehman Cushion Entity that is required to comply with the terms of Section 4.1.30 hereof) is owned by a new or successor entity. Such Additional Insolvency Opinion shall be reasonably acceptable to (I) Lender, prior to a Securitization or (II) the Rating Agencies, if a Securitization has occurred. Notwithstanding anything to the contrary contained herein, pledges and hypothecations of indirect equity interests in Borrower, each Lehman Borrower and Lehman Cushion Entity shall be permitted provided (A) Wyndham (or its permitted successors) maintains

Control of, and owns, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in, Borrower, Lehman Borrowers and Lehman Cushion Entity and (B) any such pledges or hypothecations are in connection with the corporate credit facilities of Wyndham (or its permitted successors) and JPMorgan Chase Bank, N.A., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent, and the lenders party to that certain First-Lien Credit Agreement dated as of the date hereof, and JPMorgan Chase Bank, N.A., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent, and the lenders party to that certain Second-Lien Credit Agreement dated as of the date hereof, as amended, or another credit agreement with an institutional lender or a public bond offering to prepay or refinance in full or in part any such credit facility which an institutional lender or bondholders (or the trustee on their behalf), as applicable, shall be making or holding a loan to Wyndham (or its successors) or its Affiliates (other than any Individual Borrower or its general partner or managing member). A foreclosure sale (or transfer in lieu thereof) of any such pledge or hypothecation to JPMorgan Chase Bank, N.A., or another institutional lender as collateral agent for syndicate lenders or another institutional lender, or the bond trustee, shall be permitted provided (1) Lender is given at least sixty (60) days prior written notice of the proposed foreclosure sale or transfer in lieu thereof; (2) the transferee is a reputable entity or person, creditworthy, with sufficient financial worth considering any obligations assumed and undertaken with respect to the Loan, as evidenced by financial statements and other information reasonably requested by Lender; (3) the Properties at all times shall continue to be managed by a Qualified Manager, and (4) and any and all such entities will comply with all of the requirements set forth in the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

(e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent to the extent required hereunder. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (i) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person and (ii) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance reasonably acceptable in all respects to Lender and the Rating Agencies.

(f) Notwithstanding anything to the contrary contained in this Section 5.2.10, Lender shall not withhold its consent to a one-time sale, assignment, or other transfer of all of the Properties and the Collateral provided that (i) Lender receives thirty (30) days prior written notice of such transfer, (ii) no Event of Default has occurred and is continuing and (iii) upon the satisfaction (in the reasonable determination of Lender) of the following matters:

(A) Borrower or Transferee shall pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes);

(B) The proposed transferee (the “Transferee”) (i) shall be one or more special purpose bankruptcy remote entities, each of which complies with all of the requirements of Section 4.1.30 hereof and whose organizational documents are substantially similar to Borrower’s organizational documents, or if not substantially similar, acceptable to the Rating Agencies and (ii) is Controlled by a Qualified Transferee, which Qualified Transferee shall own, directly or indirectly, not less than fifty percent (50%) of the legal and beneficial ownership interests in such Transferee;

(C) Transferee shall assume all of the obligations of Borrower under the Note, this Agreement, the Mortgages and the other Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender and delivering such legal opinions as Lender may reasonably require;

(D) The Properties shall be managed by Manager or a Qualified Manager following such transfer;

(E) The proposed transfer is permitted pursuant to the Franchise Agreements or Franchisor consents to such proposed transfer if Franchisor has the right to consent to such proposed transfer;

(F) To the extent available in the applicable jurisdiction, Transferee shall deliver an endorsement to the existing Title Insurance Policies insuring the Mortgages as modified by the assumption agreement, as a valid first lien on each Individual Property and naming the Transferee as owner of the fee or leasehold estate, as applicable, of each Individual Property, which endorsement shall insure that as of the recording of the assumption agreement, each Individual Property shall not be subject to any additional exceptions or Liens other than Permitted Encumbrances;

(G) Transferee shall deliver to Lender an Additional Insolvency Opinion from an independent law firm with respect to the substantive non-consolidation of Transferee and its constituent entities, which law firm and opinion shall be reasonably satisfactory in all respects to (i) Lender, if prior to a Securitization, or (ii) Lender and the Rating Agencies, if a Securitization has occurred;

(H) Qualified Transferee or another entity reasonably satisfactory to Lender shall have assumed all of the liabilities and obligations of Guarantor under, or enter into, a guaranty in form substantially similar to the Guaranty; and

(I) Lender shall have received such other documents, certificates and opinions as shall be reasonably requested and each shall be in form and substance reasonably satisfactory to Lender.

(J) All conditions set forth in the Lehman Loan Documents relating thereto have been satisfied and Lehman Lenders have not withheld their respective consent to such sale, assignment or other transfer;

(K) the entity to which the Property is Transferred (the “New Mortgage Borrower”) (x) shall assume (A) the Lehman Loan and the Lehman Loan Documents and (B) all the agreements of Lehman Mortgage Borrower under the Lehman Mortgage Loan Documents, (y) shall be a bankruptcy-remote Special Purpose Entity, and (z) shall otherwise have a legal and ownership structure that is (A) substantially the same as Lehman Mortgage Borrower or (B) at least as favorable to Lender, as reasonably determined by Lender, as the legal and ownership structure of Lehman Mortgage Borrower;

(L) all of the entities which own interests in the New Mortgage Borrower similar to the interests in Lehman Borrowers owned by Lehman Cushion Entity and Borrower (the “Mezzanine Entities”) (x) shall assume the Loan and all the agreements of Borrower under the Loan Documents (and without limiting the foregoing, all of the ownership interests in the New Mortgage Borrower, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the Pledge Agreement), which shall be evidenced by an assumption of the Loan Documents and/or by new loan documents substantially similar (in form and substance) to the Loan Documents otherwise reasonably acceptable to Lender in order to properly reflect the new ownership structure and the pledge of the interests thereunder, (y) shall each be a bankruptcy-remote Special Purpose Entity, and (z) shall otherwise have a legal and ownership structure that is (A) substantially the same as Borrower, or (B) at least as favorable to Lender, as reasonably determined by Lender, as the legal and ownership structure of Borrower;

(M) there shall be delivered to Lender opinions of counsel, in form, substance and from counsel reasonably satisfactory to Lender as Lender reasonably requests on the following matters, subject to exceptions and conditions customarily contained in such opinions: (i) an Insolvency Opinion with respect to the Mezzanine Entities and such of their Affiliates as shall be reasonably requested by Lender, (ii) such customary corporate opinions as shall be reasonably requested by Lender, including without limitation any and all opinions as shall have been delivered to Lender in connection with the making of the Loan, and (iii) such other customary legal opinions as shall be reasonably requested by Lender;

(N) Borrower shall deliver, at its sole cost and expense and to the extent available in the applicable jurisdictions endorsements to the existing Owner’s Policies or, a new UCC Title Insurance Policy, insuring the new pledge referred to in clause (L) above, as a valid first lien on the Collateral and naming the Mezzanine Entities as owner(s) of the Collateral, which new UCC Title Insurance Policy shall insure that, as of the date of the Transfer, the Collateral shall not be subject to any additional exceptions or liens other than those contained in the relevant UCC Title Policy issued on the date hereof;

(O) Lender shall have approved the New Mortgage Borrower’s owners title insurance policy with respect to the Property, subject only to the Permitted Encumbrances (other than the Lehman Mortgage Loan Documents which shall be replaced in accordance with clause (K) above).

(g) Notwithstanding anything to the contrary contained in this Section 5.2.10, Lender’s consent shall not be required for the leasing or financing of personal property, including, without limitation, furniture, fixtures and equipment, as to any leases or financings not existing on the date hereof, that is used in connection with the operation of the Properties (“Equipment”), provided Lender has received prior written notification of such Borrower’s intent to lease or finance such Equipment, and provided, further, that (i) any such lease or financing is subject to commercially prudent terms and conditions and at market rates, (ii) the Equipment leased or financed is readily replaceable without material interference or interruption to the operation of the Properties as required pursuant to the provisions of this Agreement and the Lehman Mortgage Loan Documents, (iii) the aggregate annual payment in respect of such financing for Equipment located on or used in connection with each Individual Property shall be no greater than the applicable amount set forth on Schedule 5.2.10 attached hereto and (iv) the financing does not create a lien on any Properties other than the Equipment financed.

(h) Notwithstanding anything to the contrary contained in this Section 5.2.10, Lender shall not withhold its consent to a Transfer of Wyndham Management Corporation (or any of its Affiliates which are managing the Properties in accordance with this Agreement) to a Qualified Manager or to a Qualified Transferee.

5.2.11 Intentionally Omitted.

5.2.12 Material Agreements. Except as otherwise set forth in this Agreement, Borrower shall not and shall cause any Lehman Borrower or Lehman Cushion Entity to not, without Lender’s prior written consent: (a) enter into, surrender or terminate any material agreement to which it is a party (unless the other party thereto is in material default or the entering into, surrender or termination of such agreement is commercially reasonable and on an arms-length basis), (b) increase or consent to the increase of the amount of any charges to be paid by Lehman Mortgage Borrower under any material agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any material agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.

5.2.13 Limitation on Securities Issuances. None of Borrower or any of its Affiliates that directly owns, or is directly owned by, Borrower shall issue any membership interests or other securities other than those that have been issued as of the date hereof other than as permitted hereunder.

5.2.14 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members.

5.2.15 Other Limitations. Prior to the payment in full of the Debt, or the earlier release of Collateral (or with respect to any Individual Borrower, the earlier release of the Lien encumbering the Collateral owned by such Individual Borrower), neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval or permit to occur to any of the following actions or items:

(a) except as permitted herein (i) any prepayment in full of the Lehman Loans, (ii) any Transfer of any or all of the Properties or any portion thereof, or (iii) any action in connection with or in furtherance of the foregoing;

(b) the distribution to the partners, members or shareholders of Lehman Cushion Entity or Lehman Borrowers of property other than cash;

(c) any material modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Lehman Loan Documents; and

(d) except as permitted hereunder or required by the Lehman Mortgage Loan Documents, any determination to use Net Proceeds to restore any Individual Property after a Casualty or Condemnation.

5.2.16 Contractual Obligations. Other than the Loan Documents, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a regular member of Lehman Cushion Entity.

5.2.17 Refinancing. Borrower shall not consent to or permit a refinancing of the Lehman Loans unless it also repays the Loan.

VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1. Insurance. (a) Borrower shall cause Lehman Borrowers and Lehman Cushion Entity to maintain at all times during the term of the Loan the insurance required under Section 6.1 of the Lehman Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender and Borrower to each to be named as an additional insured under the insurance policies described in Section 6.1(a)(iii), (v), (vi), (vii) and (viii) of the Lehman Mortgage Loan Agreement. In addition, to the extent not prohibited under the Lehman Loan Documents, Borrower shall cause Lender to be named as a loss payee together with Lehman Lender, as their interest may appear, under the insurance policies required under Sections 6.1(a)(i), (ii), (iii), (iv), (ix) and (x) of the Lehman Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required hereunder simultaneously with Lehman Mortgage Borrower’s provision of such evidence to Lehman Lender.

(b) If at any time Lender is not in receipt of written evidence that all Policies required hereunder are in full force and effect, Lender shall have the right, without notice to Borrower, to take such reasonable action as Lender deems necessary in good faith to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage (no more than is required under the Lehman Mortgage Loan Agreement) as Lender in its sole but good faith discretion deems appropriate after five (5) Business Days’ written notice to Borrower if the date upon which any such coverage will lapse is five (5) or more Business Days or any time Lender deems necessary (regardless of prior written notice to Borrower) to avoid a lapse of such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Collateral and shall bear interest at the Default Rate.

Section 6.2. Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall cause Lehman Mortgage Borrower with reasonable diligence to commence and prosecute the completion of the Restoration of such Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 of the Lehman Mortgage Loan Agreement. Borrower shall pay or cause to be paid all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the rights of Lehman Mortgage Lender under the Lehman Mortgage Loan Documents, Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall cause Lehman Mortgage Borrower to, at their expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until Net Liquidation Proceeds After Debt Service shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Net Liquidation Proceeds After Debt Service at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall cause Lehman Mortgage Borrower with reasonable diligence to commence and prosecute the Restoration of the applicable Individual Property or any portion thereof and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the any Net Liquidation Proceeds After Debt Service, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the any Net Liquidation Proceeds After Debt Service, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing, or any other provision herein to the contrary, Borrower’s obligation to commence and pursue Restoration of an Individual Property shall not be deemed to obligate Borrower to acquire any additional land to substitute for any portion of any Individual Property which may be taken by Condemnation.

Section 6.4. Restoration. Borrower shall, or shall cause Lehman Borrowers or Lehman Cushion Entity to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Lehman Lender under Section 6.4 of the Lehman Mortgage Loan Agreement and to otherwise comply in all respects with Section 6.4 of the Lehman Mortgage Loan Agreement in connection with a restoration of any Individual Property after a Casualty or Condemnation. Notwithstanding anything to the contrary herein, Borrower may cause or permit Lehman Mortgage Borrower to restore an Individual Property as and when it is required or permitted under the Lehman Mortgage Loan Agreement and to receive and apply insurance and condemnation proceeds in accordance with the terms of the Lehman Mortgage Loan Agreement.

VII. RESERVE FUNDS

Section 7.1. Required Repairs. (a) Borrower shall, or shall cause Lehman Mortgage Borrower to perform the repairs at the Properties, as more particularly set forth on Schedule 7.1.1 hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Subject to Unavoidable Delays, Borrower shall, or shall cause Lehman Mortgage Borrower to complete the Required Repairs within the time frames set forth on Schedule 7.1.1 hereto. It shall be an Event of Default under this Agreement if subject to Unavoidable Delays, Borrower or Lehman Mortgage Borrower do not complete the Required Repairs at each Individual Property by the required dates. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may, subject to the terms and provisions of the Lehman Loan Documents, apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule 7.1.1 hereto to perform the Required Repairs for such Individual Property multiplied by one hundred twenty-five percent (125%) (or a Letter of Credit in lieu thereof). Amounts so deposited with Lender (or the proceeds of any Letter of Credit delivered in lieu thereof) shall be held by Lender in accordance with Section 7.5 hereof. Amounts so deposited (and the proceeds of any Letter of Credit delivered pursuant to this Section 7.1.1) shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

(b) Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower request such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner (or any materials to be reimbursed by the requested disbursement are on site at the Individual Property and are properly secured or in a bonded warehouse or have been installed in the Individual Property) and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement (except for customary retainage), such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender from each Person receiving $50,000 or more in payment, (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender which are not Permitted Encumbrances, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed (or any materials to be reimbursed by the requested disbursement are on site at the Individual Property and are properly secured or in a bonded warehouse or have been installed in the Individual Property) and are paid for or will be paid upon such disbursement to Borrower (except for customary retainage). Lender shall not be required to make disbursements from the Required Repair Account with respect to any Individual Property unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000, in which case only one (1) disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2 in all material respects. Provided no Event of Default has occurred and is continuing, any funds remaining in the Required Repairs Account after completion of all Required Repairs and the delivery of evidence thereof in accordance with the terms and conditions of this Agreement will be disbursed to Borrower. In the event Borrower delivers a Letter of Credit to Lender in lieu of depositing cash into the Required Repair Account, provided Borrower delivers evidence reasonably acceptable to Lender that certain of the applicable Required Repairs have been completed in a good and workman-like-manner and such Required Repairs have been paid for in full, Borrower shall be permitted to deliver a replacement Letter of Credit in an amount equal to 125% of the then remaining outstanding Required Repairs in substitution for the Letter of Creditor previously delivered to Lender.

Section 7.2. Tax and Insurance Escrow Fund. Borrower shall deposit with Lender on each Payment Date, in cash or cash equivalent (including a Letter of Credit), (i) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (ii) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Properties shall not constitute a blanket of Policy, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies] (such amounts, together with the proceeds of any Letter of Credit delivered pursuant to this Section 7.2, collectively, the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the payment of the monthly Debt Service, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Pledge Agreement. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof provided, however, Borrower shall have the right to contest the same in good faith and in accordance with the provisions of the Loan Documents. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, at Borrower’s option, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and

Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. Any amount remaining in the Tax Insurance Escrow Fund allocable to an Individual Property being released in accordance with the provisions hereof shall be returned to the Individual Borrower whose Individual Property is being released. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not, or will not be, sufficient to pay Taxes and Insurance Premiums by the dates set forth in the first sentence of this Section 7.2, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments (or deliver a Letter of Credit in the amount of such increase) by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

7.2.1 Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make any deposits of Tax and Insurance Escrow Fund under Section 7.2 above, provided that (a) Lehman Mortgage Borrowers are required to and do make monthly deposits to the Tax and Insurance Escrow Fund (as defined under the Lehman Mortgage Loan Agreement) under the Lehman Mortgage Loan and (b) Lender receives evidence reasonably acceptable to it of the making of such deposits and of the payment of all such Taxes and Insurance Premiums to the extent not paid by Lehman Mortgage Lender.

Section 7.3. Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. (a) Borrower shall be required, on each Payment Date, to make a payment (or, in lieu of such payment, deliver a Letter of Credit) into an escrow account to accumulate funds to be drawn upon for costs incurred in connection with Replacements at the Properties. Amounts so deposited (or the proceeds of such Letter of Credit) shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts (or proceeds) are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” The monthly deposit (the “Replacement Reserve Monthly Deposit”) shall be equal to the positive amount, if any, obtained by subtracting (a) the actual amount (the “Actual Amount”) incurred by Lehman Mortgage Borrower for Replacements at the Properties during the month which is two (2) months prior to the month in which the applicable Replacement Reserve Monthly Deposit is due (the “Applicable Month”) from (b) the Gross Income from Operations from the Properties during the Applicable Month multiplied by four percent (4.0%) (the amount determined pursuant to clause (b), the “Required Monthly Expenditure”). Borrower shall have broad discretion to cause the use of the Replacement Reserve Fund for legitimate Replacements at the Properties (including furnishings, fixtures and equipment in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities and other public areas), provided that each Individual Borrower shall cause Lehman Mortgage Borrower to spend not less than two percent (2%) of the Gross Income from Operations attributable to its Individual Property for Replacements at such Individual Property. Notwithstanding the foregoing flexibility to allocate the Replacement Reserve Fund among the Properties, upon the sale of any Individual Property, Borrower shall use a portion of the applicable sale proceeds to make a payment into the Replacement Reserve Account, in an amount equal to the excess, if any, of (i) the aggregate Actual Amount spent for such sold Individual Property from the date of this Agreement until the time of such sale less (ii) the aggregate Required Monthly Expenditures of such sold Individual Property during the same period, provided that such payment into the Replacement Reserve Account shall only be required in the event and to the extent that the aggregate Actual Amount spent for Replacements at any Individual Property (other than such sold Individual Property or an Individual Property theretofore released pursuant to the provisions of Section 2.5 or 2.8 of the Lehman Mortgage Loan Agreement) is less than the aggregate Required Monthly Expenditures of such Individual property during the corresponding period.

(b) In the event that any Individual Property is released from the Lien of its related Mortgage, any amount held in the Replacement Reserve Account and allocated to such Individual Property shall be released to the applicable Individual Borrower. Borrower covenants and agrees to provide Lender evidence reasonably acceptable to Lender, within thirty (30) days after the start of each calendar month, of the Actual Amount for each Individual Property for the immediately preceding calendar month period. (For example, with respect to the Replacement Reserve Monthly Deposit payable on the Payment Date in June, Borrower shall provide Lender evidence of the Actual Amount for the month of April (the “Subject Month”) by May 30th.) In the event the Actual Amount spent by Lehman Mortgage Borrower in any given Subject Month exceeds the Required Monthly Expenditure (such amount, the “Excess”), Borrower may request payment or reimbursement from the Replacement Reserve Account (or may request a reduction in the amount of any Letter of Credit delivered to Lender in lieu of a cash deposit to the Replacement Reserve Account) for the Excess, up to the amount of funds on deposit in the Replacement Reserve Account (or the undrawn balance of all Letters of Credit delivered pursuant to Section 7.3.1); provided, however, at no time shall Borrower be entitled to receive funds (or reduce the amount of any Letter of Credit) in excess of the Actual Amount for the applicable Subject Month. To the extent the Replacement Reserve Account has no funds on deposit or there are no outstanding Letters of Credit or the aggregate amount of such funds and the undrawn balance of outstanding Letters of Credit is less than the amount of the Excess, Borrower will be permitted to carry forward the amount of the Excess that was not paid or reimbursed (such amount, the “Shortfall”) as a credit against future Replacement Reserve Monthly Deposits until the Shortfall is exhausted. In other words, Borrower shall be reimbursed for the cost of Replacements relating to any Individual Property first by reduction of the current month’s Replacement Reserve Monthly Deposit, second from any funds on deposit in the Replacement Reserve Account (and by reductions in the amount of Letters of Credit delivered to Lender in lieu of cash deposits) (using first the funds and then reductions in the Letters of Credit), and third as an ongoing credit toward future months’ required Replacement Reserve Monthly Deposits until Borrower has been fully reimbursed for the cost of all Replacements from the beginning of the first Subject Month to date.

7.3.2 Disbursements from Replacement Reserve Account.

(a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon requests for deposits or partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form reasonably specified or approved by Lender and shall specify (i) the specific Replacements spent by Borrower for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and for all deposits for items or materials or labor or services being purchased and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested (i) prior to submitting such request for disbursement from the Replacement Reserve Account or (ii) with funds received from the applicable disbursement from the Replacement Reserve Account, or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments in an amount equal to or greater than $50,000 made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check or from funds received by Borrower from disbursements from the Replacement Reserve Account, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds $50,000, and (ii) the contractor performing such Replacement requires a deposit or periodic payments pursuant to terms of a written contract, a request for reimbursement from the Replacement Reserve Account may be made for such deposit or after completion of a portion of the work under such contract; provided

(A) such contract requires such deposit or payment upon completion of such portion of the work, (B) the materials for which the request (other than a request for a deposit) is made are on site at the applicable Individual Property and are properly secured or are in bonded warehouse or have been installed in such Individual Property, (C) all other conditions in this Agreement applicable to disbursement have been satisfied, and (D) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any thirty (30) day period and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.

(g) Borrower shall cause Lehman Mortgage Borrower to make Replacements when required in order to keep each Individual Property in condition and repair consistent with other first class hotels in the same market segment in the metropolitan area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall cause Lehman Mortgage Borrower to complete all Replacements in a good and workmanlike manner as soon as commercially reasonable following the commencement of making each such Replacement.

(h) Waiver of Replacement Reserve Account. Borrower shall be relieved of its obligation to make any deposits of the Replacement Reserve Funds under Section 7.3.1 above, provided that (a)(i) the Lehman Mortgage Borrower is required to and does make monthly deposits to a replacement and repairs escrow account under the Lehman Mortgage Loan and (ii) Lender receives evidence reasonably acceptable to it of the making of such deposits and of the replacements and repairs to the Properties or (b) the Lehman Mortgage Borrower has delivered to the Lehman Lender one or more Letters of Credit in lieu of the required Replacement Reserve Funds and Lender receives evidence reasonably acceptable to it of such deliveries.

7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all applicable preservation and maintenance covenants in the Loan Documents.

7.3.4 Intentionally Omitted.

Section 7.4. Intentionally Omitted.

Section 7.5. Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during a continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate reasonably selected by Lender. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower has the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments, provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable Legal Requirements, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Fund is required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.5. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments (it being understood and agreed that all risks relating thereto shall be borne solely by Borrower), except for Lender’s or its agents or employees’ gross negligence, bad faith, fraud, illegal acts or willful misconduct.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except if they arise from Lender’s or its agents’ or employees’ gross negligence, bad faith fraud, illegal acts or willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e) (i) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Lender’s right to draw on any Letter of Credit and apply the proceeds thereof in accordance with this Section 7.5(e) shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

(e) (ii) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional right to draw in full any Letter of Credit: (A) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit or cash or other cash equivalent is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (B) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and an extension of such Letter of Credit or a substitute Letter of Credit or cash or other cash equivalent is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (C) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (D) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and within ten (10) Business Days after Lender notifies Borrower in writing of such circumstance, Borrower shall fail to deliver to Lender a substitute Letter of Credit or cash or other cash equivalent issued by an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (A), (B), (C) or (D) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

VIII. DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Loan Documents or monthly deposit to the Ground Lease Escrow Fund, the Replacement Reserve Fund or the Tax and Insurance Escrow Fund is not paid in full on or before the date on which it is due, or (B) the payment due on the Maturity Date is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable, subject to the provisions of Section 5.1.2 hereof;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request if and as required pursuant to the provisions hereof;

(iv) if any Individual Borrower or Lehman Cushion Entity or the Lehman Borrower Transfers or otherwise encumbers any portion of an Individual Property or the Collateral without Lender’s prior consent in violation of the provisions of this Agreement or the Pledge Agreement;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such Individual Borrower did not have actual knowledge at the time of representation or warranty that such representation or warranty was false or misleading in any material respect and the same is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Borrower from Lender;

(vi) if Borrower, any Lehman Cushion Entity, any Lehman Borrower or any Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, any Lehman Cushion Entity, any Lehman Borrower, any Guarantor, or if Borrower, Lehman Cushion Entity, any Lehman Borrower, any Guarantor, shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Lehman Cushion Entity, any Lehman Borrower, any Guarantor or such other guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Lehman Cushion Entity, any Lehman Borrower, any Guarantor or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Individual Borrower, Lehman Cushion Entity, any Lehman Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower, Lehman Cushion Entity or any Lehman Borrower breaches any covenant contained in Section 4.1.30 hereof provided, however, such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not knowing and intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied within a timely manner and (4) within fifteen (15) Business Days of the request of Lender, Borrower, Lehman Cushion Entity or any Lehman Borrower, as applicable, delivers to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default has occurred and continues beyond any applicable notice and cure period under any Management Agreement (or any Replacement Management Agreement) and if such default permits Manager (or Qualified Franchisor) to terminate or cancel such Management Agreement (or such Replacement Management Agreement);

(xiii) if a material default has occurred and continues beyond any applicable notice and cure period under any Franchise Agreement (or any Replacement Franchise Agreement) and if such default permits Franchisor (or Qualified Franchisor to terminate or cancel such Franchise Agreement (or such Replacement Franchise Agreement);

(xiv) if any Lehman Mortgage Borrower ceases to do business as a hotel or resort at its Individual Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any Restoration of such Individual Property following a Casualty or Condemnation or due to an event or cause described in the definition of the term “Unavoidable Delay”);

(xv) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;

(xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed an additional ninety (90) days; or

(xvii) if there shall be default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower, any Lehman Borrower, Lehman Cushion Entity, the Collateral or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(xviii) if the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest in the Collateral or any portion of the Collateral is Transferred without Lender’s prior written consent except as expressly permitted herein;

(xix) the Liens created pursuant to the Pledge Agreement shall cease to be a fully perfected enforceable first priority security interest; or

(xx) a Lehman Loan Default shall occur.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and any or all of the Collateral and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code against Borrower and any or all of the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any or all of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing to the extent Borrower may lawfully do so under Applicable Law, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in any preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon all or any portion of the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon all or any portion of the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

(c) Upon the occurrence and during the continuation of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall lawfully do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses (other than its own attorneys fees) incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Remedies Cumulative; Waivers. Upon the occurrence and during the continuation of an Event of Default, the rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(e) Upon the occurrence and during the continuation of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor. Upon the occurrence and during the continuance of a Lehman Mortgage Loan Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower, any Lehman Borrower or Lehman Cushion Entity and without releasing any Lehman Borrower from any obligation under the Lehman Mortgage Loan Documents or being deemed to have cured any Lehman Mortgage Loan Default, make, do or perform any obligation of Lehman Cushion Entity under Lehman Mortgage Loan Documents in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such Lehman Mortgage Loan Default or such failed payment or act shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

IX. SPECIAL PROVISIONS

Section 9.1. Sale of Notes and Securitization.

9.1.1 General. Borrower acknowledges and agrees that the Lender may sell, pledge or assign in one or more transactions, all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, pledges, assignments, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to assist Lender in such Securitization and to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or cause Lehman Cushion Entity to provide updated Provided Information;

(b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, third-party service providers engaged to obtain, collect, and deliver information reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies;

(c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, the Collateral, Borrower, Lehman Cushion Entity, Lehman Borrowers and their respective Affiliates and the Loan Documents and the Lehman Loan Documents, and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender, and the Rating Agencies;

(d) use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender, and the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Properties, the Collateral, Borrower, Lehman Cushion Entity, Lehman Borrowers, Guarantor including the representations and warranties made in the Loan Documents, and the Lehman Loan Documents consistent with the facts covered by such representations and warranties as they exist on the date thereof;

(f) if requested by Lender, review any information regarding the Properties, the Collateral, Borrower, Lehman Cushion Entity, Lehman Borrowers, Guarantor, Manager, Franchisor, the Loan and the Lehman Loan, which is contained in a preliminary or final private placement memorandum, (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(g) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any securities laws applicable to a private offering of securities to the extent available to Borrower.

Section 9.2. Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Collateral,” “Description of the Mezzanine Loans,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mezzanine Loan,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Collateral, the Properties, Borrower, Guarantor, Lehman Cushion Entity, Manager and the Manager, Franchisor and/or the Loan), other than information regarding other loans and assets in a pool of loans which includes the Loan (collectively with the Provided Information, the “Covered Disclosure Information”) do not (and with respect to any portion of the Disclosure Documents prepared in reliance on the reports of third parties, to the best of their knowledge do not) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, any Affiliate of Lender that has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as a placement agent or initial purchaser of Securities issued in the Securitization, any other co- placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading (other than a statement or omission based upon the reports of third parties that do not to their knowledge contain any untrue statement or omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) provided, however, that Indemnified Persons will be liable in any case above but only to the extent that such Liabilities arise out of or are based upon any such untrue statement or omission made thereon in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower and its Affiliates in connection with the preparation of the Disclosure Documents or in connection with the Securitization, including, without limitation, financial statements of Borrower or its Affiliates, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties (other than third party reports which to the Borrower’s knowledge do not contain any untrue statement or omission of a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading) but excluding any projections made in good faith by Borrower or its Affiliates; and provided that this Section shall not apply to any Liabilities to the extent arising out of any untrue statement, misstatement or omission or alleged untrue statement, misstatement or omission made in reliance upon and in connection with the written information furnished to Borrower or its Affiliates by Lender or any Indemnified Person expressly for use in the Disclosure Documents unless Borrower or Guarantor fails to correct any such untrue statement, misstatement or omission that is known to Borrower or Guarantor or that, with the exercise of customary reasonable efforts, should be known to Borrower or Guarantor and (iii) agreeing to reimburse each Indemnified Person for any legal or other out-of-pocket expenses reasonably incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. The foregoing indemnity with respect to any untrue statement or misstatement contained in, or omission from, Disclosure Documents shall not inure to the benefit of any Indemnified Person if Borrower or its Affiliates shall sustain the burden of proving that any such loss, liability, claim, damage or expense resulted from the fact that a Person was not provided with a copy of the final Disclosure Documents at or prior to the written confirmation of the sale of such securities to such Person and the loss, liability, claim, damager or expense resulted from an untrue statement or misstatement contained in, or omission from, the preliminary Disclosure Documents that were corrected in the final Disclosure Documents. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) Intentionally Omitted.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided, further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be the expense of such Indemnified Person unless: (i) the employment thereof has been specifically authorized by Borrower in writing; or (ii) in such claims or action there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of Borrower and such Indemnified Person in which case if such Indemnified Person notifies Borrower in writing that it elects to employ separate counsel at the expense of Indemnifying Persons, then such counsel shall have the right to assume the defense of such action on behalf of such Indemnified Person; provided, however, that unless, in the reasonable opinion of independent counsel, an actual or potential conflict exists between tow or more Indemnified Persons, Borrower shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons. Nothing set forth herein is intended to or shall impair the right of any Indemnified Person to retain separate counsel at its own expense. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are reasonable and solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unenforceable by any Indemnified Person harmless (with respect only to the Liabilities that are the subject of and which would otherwise be indemnifiable under this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unenforceable: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization. Any Securitization shall be effectuated only by private offerings which are exempt from registration under the Securities Act of 1933.

Section 9.3. Intentionally Omitted.

Section 9.4. Exculpation.

(a) Except as otherwise provided herein, Lender shall not enforce the liability and obligation of Borrower to perform and observe the representations warranties and obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon its interest in the Note, this Agreement, the Pledge Agreement, the other Loan Documents, and the interest in the Collateral and any other collateral given to Lender pursuant to the Note, this Agreement, the Pledge Agreement or the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, the Rent and any other collateral given to Lender. In no event shall any Related Party have any personal liability for the payment of the indebtedness or any other sums due hereunder, under the Note, the Pledge Agreement or the other Loan Documents, or for the performance or observance of any other obligation of Borrower other than pursuant to a written instrument executed by such Related Party specifically providing for such liability. Lender, by accepting the Note, this Agreement and the Pledge Agreement, agrees that it shall not, except as otherwise provided herein sue for, seek or demand any deficiency judgment against Borrower and/or any Related Party in any such action or proceeding, under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 9.4 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by the Note, this Agreement, the Pledge or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Pledge Agreement or any other Loan Document; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty, master lease or similar instrument made in connection with the Note, this Agreement, the Mortgages or the other Loan Documents, (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the right of Lender to enforce the provisions of Sections 4.1.9, 4.1.29, 5.1.10 and 5.2.9 of this Agreement; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to preserve or enforce its rights and remedies against any collateral given to Lender pursuant to the Loan Documents, including any Awards or Insurance Proceeds to which Lender would otherwise be entitled under this Agreement or the other Loan Documents; provided, however, Lender shall only enforce such judgment against such collateral, including the Awards and/or Insurance Proceeds, as applicable.

(b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the direct, actual losses, damages, costs, expenses, liabilities, claims or other obligations incurred by Lender (collectively, “Losses”) due to: (i) fraud or intentional misrepresentation by Lehman Borrowers, Lehman Cushion Entity, Guarantor, any Individual Borrower or any other person or entity in connection with the execution and the delivery of the Note, this Agreement, the Pledge Agreement or the other Loan Documents; (ii) any intentional misapplication or misappropriation of Rents received by any Individual Borrower, Guarantor, any Lehman Borrower or Lehman Cushion Entity after the occurrence of an Event of Default; (iii) any intentional misapplication or misappropriation by any Individual Borrower, Guarantor, any Lehman Borrower or Lehman Cushion Entity of tenant security deposits or Rents collected more than one (1) month in advance; (iv) the intentional misapplication or the misappropriation of any Award or Insurance Proceeds or any Net Liquidation Proceeds after Debt Service; (v) any failure to pay Taxes, ground rent, Other Charges, charges for labor or materials or other charges that can create liens on any of the Properties (except to the extent that sums sufficient to pay such amounts have been deposited in the escrow with Lender pursuant to the terms of this Agreement or Lehman Lender pursuant to the Lehman Loan Documents but only to the extent that the Net Operating Income from the Properties available to Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower was sufficient to permit Lehman Borrower, as applicable, to pay the same when due); (vi) any failure by Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower, as applicable, to return or to reimburse Lender for all Personal Property taken from any of the Properties by or on behalf of Borrower, any Lehman Borrower or Lehman Cushion Entity after the occurrence of an Event of Default and in violation of the terms of this Agreement and the other Loan Documents and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of actual intentional waste or arson by any Individual Borrower, any Lehman Borrower, Lehman Cushion Entity or any affiliate, general partner, managing member or principal thereof or by Guarantor that is not attributable to a lack of sufficient Net Operating Income from the Properties available to Borrower, any Lehman Borrower or Lehman Cushion Entity to perform all of Borrower’s, any Lehman Borrower’s, Lehman Cushion Entity’s or such affiliate’s, general partner’s, managing member’s, principal’s, or Guarantor’s obligations under the Note, this Agreement, the Pledge Agreement or the other Loan Documents; (viii) any fees or commissions paid by any Individual Borrower, any Lehman Borrower or Lehman Cushion Entity to affiliate, general partner, managing member or principal thereof or Guarantor in violation of the terms of the Note, this Agreement, the Pledge Agreement or the other Loan Documents; (ix) the breach by Borrower, Lehman Cushion Entity, any Lehman Borrower or Guarantor in any material respect of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any Mortgage or in the Pledge Agreement; (x) if

any Individual Property or any part thereof shall become an asset in any involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) and Borrower, Guarantor any Lehman Borrower or Lehman Cushion Entity fail to use its commercially reasonable efforts to obtain or cause to be obtained a dismissal of such proceedings; (xi) if Borrower, Lehman Cushion Entity and Lehman Borrowers are in default of Sections 5.1.32 and 5.1.33 hereof; or (xii) if any of the Lehman Borrowers or the Lehman Cushion Entity become personally liable to the Lehman Lender pursuant to the terms of the Lehman Guaranty.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect as to Borrower (but not to any Related Party other than pursuant to a written instrument executed by such Related Party specifically providing for such liability) (i) in the event of any Borrower’s willful default to provide any financial statement, report or information under Section 5.1.11(b), (c) and (f) hereof, but a failure to provide such financial statements, reports and information shall not be deemed willful if such failure is the result of good faith error and is cured within ten (10) Business Days after written notice is delivered to Borrower; provided, however, that if (A) Borrower is prevented by an unaffiliated third party from delivering such information and (B) Borrower uses reasonable efforts (including the reasonable expenditure of money) to obtain such financial statements, report and information, then such failure shall not be deemed willful so long as Borrower continuously endeavors in good faith to obtain the required financial statements, reports and information and delivers same to Lender as soon as it becomes available to Borrower, (ii) in the event of a default under Section 4.1.30 of this Agreement such that either (A) such failure was considered by a court as a factor in the court’s finding for a consolidation of the assets of any Individual Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower with the assets of another person or entity or (B) as a result thereof, Lender suffers any material Losses (including reasonable attorneys’ fees and disbursements, whether or not litigation has commenced); provided, however, that in the absence of an actual consolidation, recourse may be had against Borrower only to the extent of Losses for its failure to comply with the provisions of Section 4.1.30 of this Agreement or (iii) in the event of a default under Section 5.2.10 of this Agreement or Article 5 the Pledge Agreement or in the event Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower fails to obtain Lender’s prior written consent to any assignment, transfer, encumbrance or conveyance of any of the Properties or any Collateral or any interest therein if and as required by the Pledge Agreement or the Loan Agreement; provided, however, if an agent or employee of any Individual Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower or the manager of any Individual Property enters into an Equipment lease or Equipment financing in violation of any Mortgage, the Pledge Agreement or the Loan Agreement and without express authorization from an executive officer of such Individual Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower, then such violation for purposes of this clause (iii) shall not result in a nullification of Section 9.4(a) hereof (but Borrower shall be liable for all Losses related to such violation) so long as such Equipment lease or Equipment financing is terminated and released to Lender’s reasonable satisfaction within ten (10) Business Days of the earlier of (A) Lender’s written notice to Borrower of such violation or (B) the date that any executive officer of any Individual Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower actually becomes aware of such violation; (iv) if the first full payment of monthly Debt Service is not paid when due or (v) in the event any Individual Property or any part thereof shall become an asset in (A) the filing by any Individual Borrower, Guarantor, Lehman Cushion

Entity or any Lehman Borrower of a voluntary petition under any creditors rights laws, (B) any Individual Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower or any Affiliate of any Individual Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower joining in the filing of, or filing an answer consenting to or otherwise acquiescing in unless in the opinion of Borrower, upon advice of counsel, there are no valid grounds to contest) an involuntary petition against any Individual Borrower under any creditors rights laws, or (C) any Individual Borrower, Principal or any Affiliate of any Individual Borrower or Principal soliciting or causing to be solicited petitioning creditors for any such involuntary petition against any Individual Borrower, Guarantor, Lehman Cushion Entity or any Lehman Borrower.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(6) or 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

Section 9.5. Matters Concerning Manager. (a) Lender acknowledges that (i) a manager unaffiliated with Borrower may terminate or cause Lehman Mortgage Borrower to terminate any applicable management agreement if it is not being paid the management fees due under such management agreement and (ii) an affiliated manager (A) shall not be entitled to a management fee but shall be entitled to reimbursement of reasonable out-of-pocket expenses spent by said manager for the operation of the Properties during the continuance of an Event of Default and (B) may terminate any applicable management agreement after Lender takes title to the related Individual Property in the event said manager is not being paid all fees due under such management agreement.

(b) Subject to the terms and provisions of the Lehman Loan Documents, Lender shall have the right to cause Borrower to cause Lehman Mortgage Borrower to terminate any management agreement upon the occurrence of any one or more of the following: (i) at any time following the occurrence of and during the continuation of an Event of Default (unless the applicable management agreement to be terminated is then between Lehman Mortgage Borrower and a Qualified Manager not an Affiliate of Lehman Mortgage Borrower), (ii) the applicable manager is subject to a Bankruptcy Action, (iii) the applicable manager defaults under such management agreement beyond all applicable notice and cure periods.

Section 9.6. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee meeting all applicable criteria by the Rating Agencies for a servicer in a Securitization (the “Servicer”) selected by Lender. Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and the Servicer. Notwithstanding the foregoing, (a) Lender shall endeavor not to use, or permit the use of, any servicer identified by Borrower and listed on Schedule 9.6 attached hereto as the initial Servicer and (b) Lender agrees that (i) ORIX Capital Markets, LLC shall not be permitted to service all or any part of the Loan and (ii) Wachovia Securities shall not be the initial primary servicer of the Loan. Borrower shall not be responsible for any set-up fees to the Servicer or any other initial costs of the Servicer or Lender relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

Section 9.7. Matters Concerning Franchisor. Subject to the terms and provisions of the Lehman Loan Documents, Lender shall have the right to cause Borrower to cause Lehman Mortgage Borrower to terminate any Franchise Agreement upon the occurrence of any one or more of the following: (a) at any time following the occurrence of and during the continuation of an Event of Default if the Franchisor is (unless the applicable Franchise Agreement to be terminated is then between Lehman Mortgage Borrower and a Qualified Franchisor not an Affiliate of Lehman Mortgage Borrower, (b) Franchisor shall become bankrupt or insolvent or (c) Franchisor defaults under any Franchise Agreement beyond all applicable notice and cure periods. Lender acknowledges that a franchisor unaffiliated with Borrower or Lehman Mortgage Borrower may terminate any applicable franchise agreement if it is not being paid the franchise fees due under such franchise agreement.

X. MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole but good faith discretion of Lender and if decided in good faith shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from conditioning or delaying such consent or approval. When it is expressly provided herein that Lender act reasonably, Lender shall apply the standards of an ordinary prudent lender with respect to real estate collateral of similar size, scope and value as the Properties.

Section 10.3. Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING,

MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE

AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.
c/o ARCap Servicing, Inc.
5605 N. MacArthur Boulevard, Suite 950
Irving, Texas 75038
Attention: Clyde Greenhouse – Director of Administration
Facsimile No.: (972) 580-3888

and

Bear Stearns Commercial Mortgage, Inc.
383 Madison Avenue
New York, New York 10179
Attention: J. Christopher Hoeffel
Facsimile No.: (212) 272-7047

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666
If to Borrower:	c/o Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attention: Chief Financial Officer
Facsimile No.: (214) 863-1282
with a copy to:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Carl B. Lee, P.C.
Facsimile No.: (214) 969-4343

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. To the fullest extent permitted by applicable law, and notwithstanding anything to the contrary contained herein or in any other Loan Document, each Individual Borrower hereby acknowledges and agrees that Lender shall be entitled to rely upon any notice give by any Individual Borrower as constituting a notice by such Individual Borrower or Borrower.

Section 10.7. Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Except as otherwise expressly provided herein or in any of the other Loan Documents, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Collateral); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender in accordance with the terms hereof; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all direct, actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud, bad faith or willful misconduct of Lender, its employees or agents. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with (i) any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby as a result of the initial successful Securitization of the Loan, or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of their Affiliates shall be subject to the prior reasonable approval of Lender.

Section 10.18. Cross Default; Cross Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners, members or shareholders and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure upon any or all of the Collateral, any equitable right otherwise available to Borrower which would require the separate sale of any part of the Collateral or require Lender to exhaust its remedies against any part of the Collateral or any combination of the Collateral before proceeding against any other part of the Collateral or combination of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, but Borrower does not waive any right to assert any such claim in a separate action.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower and Lender each hereby represent that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.

Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. Notwithstanding the terms and conditions set forth in this Agreement and the other Loan Documents, the terms and conditions set forth in the Commitment Letter dated March 23, 2005 (as amended) between Borrower and Lender (the “Commitment Letter”) continue to be in full force and effect and are not superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23. Joint and Several Liability. The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Individual Borrower. It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.4 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower shall be deemed to be such a breach, occurrence or event with respect to each Individual Borrower and that each Individual Borrower need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to each and every Individual Borrower. The obligations and liabilities of each Individual Borrower shall be joint and several.

Section 10.24. Co-Lenders. (a) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to each Co-Lender.

(b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c) Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.25. Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and make suggestions to Borrower’s and Lehman Borrowers’ management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultations and suggestions may occur no more than once each quarter for Lender, at times as are reasonably satisfactory to Borrower and if conducted or made in meetings at Guarantor’s principal place of business or such other locations as are reasonably satisfactory to Borrower;

(b) the right, at the Lender’s expense and in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable advance notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness as and to the extent provided for by the terms of this Agreement; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower outside the ordinary course of business of any other significant property (excluding, without limitation, personal property required for the day-to-day operations of any Individual Property), property to be acquired pursuant to any Approved Budget, and property to be acquired pursuant to any alteration or Restoration made pursuant to the terms of this Agreement, which approval shall not be unreasonably withheld, conditioned or delayed.

The rights described above in this Section 10.25 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.26. Lender Cure Rights. Borrower shall cause the Lehman Cushion Entity to cause the Lehman Borrowers to promptly deliver any and all notices of any default under the Lehman Loan Documents and to grant to Lender, and Lender shall have, the right, but not the obligation, to cure any and all defaults of the Lehman Borrowers under any of the Lehman Loan Documents after five (5) Business Days’ prior written notice to Borrower, unless such shorter period of time is required in order to effectuate such cure in compliance with the applicable Lehman Loan Document, in which case, in such shorter period of time. With respect to the foregoing cure rights, Borrower shall (and shall cause the Lehman Borrowers to promptly) facilitate, accept and cooperate with Lender and take all such further actions in all respects (including, without limitation, by making, or causing the Lehman Borrowers to make any payments in respect of defaults under any of the Lehman Loan Documents (provided that funds are, or are made, available to Borrower and/or the Lehman Borrowers), by providing, or causing the Lehman Borrowers to provide, access to the Property and by making available to Lender any and all key personnel and any and all books, records or other materials) as reasonably requested by Lender in writing in order to assist Lender if it desires to cure (it being agreed that Lender shall have no obligation to cure) any default, event of default, Default, or Event of Default under any Lehman Loan Document. Borrower (i) confirms that the name of the bank holding, and the account number and wire instructions for, each lockbox account under the Lehman Loans is set forth in Schedule 1 attached hereto and (ii) shall upon written request from Lender and not in violation of the Lehman Loan Documents, authorize (and shall take all such further action to cause the Lehman Borrowers to promptly authorize) the holder of such lockbox account to deposit all amounts received in respect of any such default into the lockbox account. Any amounts expended by Lender in exercising its rights to cure any defaults under any of the Lehman Loan Documents under this Section 10.26 will immediately, upon demand, become due and payable from Borrower and shall accrue at the Default Rate until the date any such sums are repaid by Borrower to Lender.

Section 10.27. Lehman Cushion Entity. When specified in this Agreement that Borrower shall cause Lehman Cushion Entity to act, it shall mean that Lehman Cushion Entity shall cause the Lehman Junior Mezzanine Borrower to cause the Lehman Senior Mezzanine Borrower to cause the Lehman Mortgage Borrower to take such action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

PATRIOT MEZZ BORROWER #2, LLC, a Delaware limited liability company

By:	/s/ Michael Higa
Name:	Michael Higa
Title:	Vice President

IHC MEZZ BORROWER #2, LLC, a Delaware limited liability company

By:	/s/ Michael Higa
Name:	Michael Higa
Title:	Vice President

LENDER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:	/s/ Thomas M. Cosenza
Name:	Thomas M. Cosenza
Title:	Vice President

BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation

By:	/s/ Richard A. Ruffer Jr.
Name:	Richard A. Ruffer Jr.
Title:	Managing Director